UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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PrivateBancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPY — PROXY MATERIALS SUBJECT TO REVIEW
April [__], 2010
Dear Stockholders:
You are invited to attend the 2010 Annual Meeting of Stockholders of PrivateBancorp, Inc., which will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, May 27, 2010, at 9:00 a.m. local time.
The attached Notice of Annual Meeting of Stockholders and proxy statement describe the formal business to be conducted at the meeting. Directors and officers of PrivateBancorp as well as representatives of Ernst & Young LLP, our independent public accountants, will be present at the meeting to respond to any questions that you may have regarding the Company and the business to be transacted at the meeting.
The Board of Directors of PrivateBancorp has determined that the specific proposals to be considered at the meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board unanimously recommends a vote “FOR” each of these proposals.
YOUR VOTE IS IMPORTANT. You can vote using a toll-free telephone number, via the Internet or by mail, or you can vote in person at the meeting. Instructions for using these services are provided on the accompanying proxy form. If you decide not to vote by phone or via the Internet and wish to vote your shares using the accompanying proxy form, we urge you to complete, sign, date, and return it promptly. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors. Due to a change in applicable regulations, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf with respect to that matter. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the meeting.
On behalf of the Board of Directors and all the employees of The PrivateBank, I thank you for your continued support.
Sincerely,
Ralph B. Mandell
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 27, 2010
NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of PrivateBancorp, Inc. will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, May 27, 2010, at 9:00 a.m. local time.
The meeting is for the purpose of considering and voting upon the following matters:
1.	election of four Class III directors nominated by the Company and identified in the accompanying proxy statement to hold office for a three-year term;
2.	ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;
3.	an advisory (non-binding) vote on 2009 executive compensation;
4.	approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of voting common stock from 84 million to 174 million; and
5.	such other business as may properly come before the meeting, including whether or not to adjourn the meeting, and any adjournment of the meeting.
The Board of Directors has fixed March 31, 2010 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting and at any adjournments thereof. Only record holders of the Company’s common stock as of the close of business on the record date will be entitled to vote at the meeting. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the Company to solicit additional proxies. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices located at 120 South LaSalle Street, Chicago, Illinois 60603, for a period of ten days prior to the meeting and will also be available at the meeting.
By order of the Board of Directors,
Jennifer R. Evans
General Counsel and Secretary
April [     ], 2010

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 27, 2010
Solicitation and Voting of Proxies
These proxy materials are furnished in connection with the solicitation by the Board of Directors of PrivateBancorp, Inc. (the “Company”), a Delaware corporation, of proxies to be used at the Company’s 2010 Annual Meeting of Stockholders and at any adjournment of such meeting. The meeting is scheduled to be held on May 27, 2010, at 9:00 a.m. local time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. This proxy statement, together with the Company’s 2009 Annual Report on Form 10-K, including audited consolidated financial statements for the fiscal year ended December 31, 2009, and a proxy card are first being made available or distributed to our stockholders of record on or about April [     ], 2010.
Stockholders are requested to vote by telephone, via the Internet or by completing, signing and dating the accompanying proxy card and returning it promptly. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors that are properly completed and timely received will be voted in accordance with the directions given by the stockholders contained therein. When no instructions are indicated for any or all of the proposals, proxies will be voted FOR each of the proposals for which no instructions are given.
If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1 of this proxy statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in applicable regulations take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf with respect to that proposal.
Other than the matters listed in the accompanying Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting and at any adjournments of the meeting, including whether or not to adjourn the meeting.

You may revoke your proxy at any time before it is exercised by: (1) filing a written notice of revocation with the Corporate Secretary of the Company; (2) delivering to the Company a duly executed proxy bearing a later date by mail, or by telephone or Internet if one of those methods was used for your initial proxy submission; or (3) attending the meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder (i.e., the bank, broker or other nominee through which you hold your shares) to vote personally at the meeting.
If you have any questions or need assistance in submitting your proxy, voting your shares or need copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Georgeson Inc., at:
Georgeson Inc.
199 Water Street
26th Floor
New York, NY 10038
Banks and brokerage firms, please call collect (212) 440-9800. All other stockholders, please call toll-free (866) 729-6814.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 27, 2010: This proxy statement and our 2009 annual report to stockholders on Form 10-K are available at: www.edocumentview.com/pvtb.
Voting by Retirement Plan Participants
We also are soliciting voting instructions from participants in the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan (the “KSOP”). Participants in the KSOP will receive one proxy card representing the total shares allocated to the participant’s account in the KSOP. This proxy card will also serve as a voting instruction card for Delaware Charter Guarantee & Trust Company (the “Trustee”), the trustee of the KSOP, with respect to the shares held in the participants’ accounts. A participant cannot direct the voting of shares allocated to the participant’s account in the KSOP unless the KSOP proxy card is signed and returned or the participant has submitted his or her voting instruction via the Internet or by telephone as described on the proxy card. If proxy cards representing shares in the KSOP are not timely returned, or voting instructions are not otherwise timely received, those shares will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the KSOP.
Cost of Proxy Solicitation
The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiaries. The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $15,000 and reimbursement of the firm’s out-of-pocket expenses. The Company also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities and Stockholders Entitled to Vote
The Board of Directors has fixed the close of business on March 31, 2010, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. On the record date, the Company had outstanding [                    ] shares of common stock, 3,535,916 shares of non-voting common stock and 243,815 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B. Each outstanding share of common stock entitles the holder to one vote. Holders of shares of preferred stock and non-voting common stock are not entitled to vote on any of the matters to be presented at the annual meeting. The Company’s Amended and Restated By-laws state that a majority of the Company’s outstanding shares entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum for the consideration of such matters at any meeting of stockholders. Abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum. In the event that there are not sufficient votes to constitute a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies. Proxies received from stockholders in proper form will be voted at the meeting and, if specified, as directed by the stockholder.
As to the election of directors, a stockholder of record may vote “FOR” election of nominees proposed by the Board, or to “WITHHOLD” authority to vote “FOR” one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares for the election of directors absent specific instruction from their customers.
As to the ratification of the appointment of Ernst & Young as the Company’s independent registered accounting firm under proposal 2 and the advisory vote on executive compensation under proposal 3, a stockholder may vote “FOR” ratification or approval, as the case may be, vote “AGAINST” ratification or approval, as the case may be, or “ABSTAIN” from voting on each proposal. Approval of each proposal requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the meeting. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may give a proxy to vote those shares as to these proposals absent specific instructions from their customers. Proxies marked “ABSTAIN” as to these proposals will have the effect of a vote AGAINST ratification or approval, as the case may be, of these proposals.
As to the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of voting common stock under proposal 4, the proxy card enables a stockholder to check the appropriate box to vote “FOR” approval of the amendment; vote “AGAINST” approval of the amendment; or “ABSTAIN” from voting on the amendment. Approval of proposal 4 requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding and entitled to vote. We expect that brokers who hold shares in street name for customers who are the beneficial owners of such shares will be able to give a proxy to vote those shares as to such proposal absent specific instructions from their customers. Proxies marked “ABSTAIN” will have the effect of a vote “AGAINST” the amendment described under such proposal.
With respect to all other matters that may properly come before the meeting, unless otherwise required by law, our Amended and Restated Certificate of Incorporation or the rules of NASDAQ, such matters may be approved by the affirmative vote of the holders of a majority of the shares of the Company’s common stock present at the meeting, in person or by proxy, and entitled to vote.
Your vote is important. Because many stockholders may not be able to personally attend the meeting, it is necessary that a large number be represented by proxy. Prompt return of your proxy card or your vote by phone or via the Internet is appreciated.

PROPOSAL 1. ELECTION OF DIRECTORS
The Company’s Board of Directors (the “Board”) currently consists of 13 members, divided into three classes, who are elected to hold office for staggered three-year terms as provided in the Company’s Amended and Restated By-laws. There are five persons currently serving as Class III directors whose terms will expire at the 2010 Annual Meeting. The terms of the four persons currently serving as Class I directors expire at the annual stockholder meeting to be held in 2011 and the terms of the four persons serving as Class II directors expire at the annual stockholder meeting to be held in 2012. Of the 13 current members of the Board, 10 directors have been determined by the Board to be “independent” in accordance with NASDAQ listing standards.
Following last year’s annual meeting in May 2009, William J. Podl, who was a Class III director, retired and the size of the Board of Directors was reduced to 14 members. The Board size was increased to 15 members in July 2009 when James B. Nicholson was appointed to the Board of Directors to serve as a Class II director. Patrick F. Daly, who was a Class I director, resigned from the Company’s Board of Directors in January 2010, and William A. Castellano, also a Class I director, resigned in February 2010. The size of the Board was reduced to 13 from 15. One long-standing director currently serving as a Class III director, Philip M. Kayman, is not standing for re-election at the 2010 Annual Meeting. Effective at the 2010 Annual Meeting of stockholders, the size of the Board will be reduced to 12 from 13.
Each of the four nominees named below currently serves as a director and is “independent.” Each has been nominated by the Board upon the recommendation of the Corporate Governance Committee for election as a Class III director to serve for a term to end at the annual meeting of stockholders in the year 2013, or until his successor is elected and qualified. One of the nominees, Collin E. Roche, has been selected in accordance with the terms of the November 2007 agreements governing the equity investment made in the Company by certain investment funds affiliated with GTCR Golder Rauner II, L.L.C. (collectively, “GTCR”), one of the Company’s largest stockholders. The Company agreed to nominate one individual designated by GTCR for election to the Board at every meeting of the Company’s stockholders in which nominees for Class III directorships are to be elected. For the 2010 Annual Meeting, GTCR’s designee is Collin E. Roche. See “Transactions with Related Persons—Related Party Transactions” for a further discussion concerning GTCR’s right to designate a board representative.
All of the nominees described below have indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any nominee is not available for election, proxies may be voted for the election of such other person selected by the Board of Directors. To be elected as a director, each nominee must receive the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting. Stockholders have no cumulative voting rights with respect to the election of directors.
Set forth below are the particular experience, qualifications, attributes or skills of each of the director nominees and the persons continuing to serve on the Company’s Board that led the Board of Directors to conclude that each director nominee and incumbent director should serve as a director of the Company. The names, ages and certain background information of each of the continuing directors and director nominees are also set forth below.

Nominees for Class III Directors to Serve Until 2013
Robert F. Coleman (65) has been a director since 1990. Mr. Coleman is principal and founder of the Coleman Law Firm, where he is a practicing trial and appellate lawyer with a concentration in complex commercial litigation. Mr. Coleman’s litigation experience includes legal and accounting malpractice, commercial fraud, breaches of fiduciary duty, imprudent investment practices by trustees and other commercial torts. Before founding the Coleman Law Firm, Mr. Coleman was a partner at the firm of Freeman, Atkins & Coleman and served as both an assistant attorney general and assistant chief of the State of Illinois, Antitrust Division. In his 20th year of service to the Company, Mr. Coleman has chaired numerous Board Committees and has provided critical leadership to the Board’s Audit Committee for over ten years, addressing the increased role and responsibilities of the Audit Committee post-Sarbanes-Oxley reforms. Mr. Coleman is a frequent speaker on matters related to professional liability, financial institution audit committee, corporate governance, compliance and risk management issues. Mr. Coleman has in-depth knowledge and experience counseling board clients on issues such as risk management, audit, executive compensation and corporate governance issues. He brings both legal and audit committee expertise to Board and Committee meetings and discussions and provides insight and knowledge on fulfillment of board fiduciary duties.
James M. Guyette (64) has been a director since 1990. Mr. Guyette is president and chief executive officer of Rolls-Royce North America Inc., a subsidiary of Rolls-Royce plc (LONDON: RR.), where he serves as a director. In this role, Mr. Guyette oversees all Rolls-Royce companies and business units in North America, encompassing nearly 8,000 people at more than 66 locations throughout the U.S. and Canada. Previously, Mr. Guyette enjoyed a long and successful career with United Airlines. In his more than 28 years with the carrier, Mr. Guyette held a wide range of increasingly senior positions giving him breadth and depth into all facets of airline management. Most recently, he was executive vice president - marketing and planning, responsible for all marketing, sales, fleet and route planning and scheduling. Before this, he was executive vice president - operations, accountable for all aspects of the airline’s daily operations. Mr. Guyette brings extensive management experience across a variety of industries and complex business operations, with particular experience and expertise in corporate strategy, marketing operations and corporate governance. Mr. Guyette’s strong management skills and strategic expertise, coupled with his significant and ongoing executive leadership and proven business judgment, make him an invaluable director and Committee member. He is integral to Board and Committee discussions, particularly in the areas of management, strategy and operations. Mr. Guyette currently serves the Company as Lead Director, Chair of the Compensation Committee and as a member of the Corporate Governance and Audit Committees. Mr. Guyette is currently a director of priceline.com (NASDAQ: PCLN) and serves on multiple civic boards including as vice chairman of the board of the Smithsonian Institute’s National Air and Space Museum and a member of the board of the directors for the U.S. Chamber of Commerce.
Collin E. Roche (39) was appointed to the Board of Directors upon the closing of the Company’s $200 million private placement on December 11, 2007. He is a principal of GTCR Golder Rauner, L.L.C., which he joined in 1996. GTCR is one of the Company’s largest stockholders. Prior to joining GTCR, Mr. Roche was an investment banker with EVEREN Securities, Inc. and Goldman Sachs & Co. Mr. Roche is a director of numerous private companies as well as public company VeriFone Holdings, Inc. (NYSE: PAY), where he serves on its compensation committee. Mr. Roche serves as GTCR’s Board representative pursuant to the terms of its equity investment in the Company. Mr. Roche has extensive experience working with public companies, including serving on boards of directors and creating governance structures for newly public companies. As a principal at GTCR, Mr. Roche focuses on financial technology and financial services businesses and therefore provides insight and expertise on the issues of importance to the Company, including operations, credit, risk management and capital markets.

William R. Rybak (59) has been a director since December 2003. Mr. Rybak retired from VanKampen Investments, Inc. in 2000, where he served as executive vice president and chief financial officer since 1986. Mr. Rybak was previously a partner with the accounting firm of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) since 1982, and is a certified public accountant. Mr. Rybak is currently a member of the board of directors of Howe Barnes Hoefer & Arnett, Inc., an investment services firm located in Chicago, and a member of the board of trustees of Jackson National Life Funds and the Calamos Mutual Funds. Mr. Rybak previously served as a director of Alliance Bancorp, Inc. and its predecessor, Hinsdale Financial Corp., publicly traded banking organizations based in the Chicago area, from 1986 until 2001. Mr. Rybak serves as a financial expert on the Company’s Audit Committee and chairs the Company’s Business Risk Committee. Mr. Rybak’s accounting and financial reporting expertise, and analytical and assessment skills, are valuable in Board and Committee discussions. Mr. Rybak’s background allows him to bring to the Board important insight and knowledge during financial discussions. Additionally, Mr. Rybak’s risk management expertise helps him provide essential insight to the Board’s risk oversight function, a critical function of the Board and an area of focus for PrivateBancorp, Inc.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR CLASS III DIRECTOR.
Class I Directors Serving Until 2011
Ralph B. Mandell (69) is Executive Chairman and Co-Founder of the Company. He has been a director since 1989. Mr. Mandell served as Chairman and Chief Executive Officer of the Company and The PrivateBank and Trust Company (the “Bank”) since 1994 and assumed the additional title of President of both entities in March 1999, serving in this capacity until the November 2007 transition of the Chief Executive Officer and President roles to Larry Richman. From inception until 1994, Mr. Mandell had the title of Co-Chairman. Prior to starting The PrivateBank and Trust Company and PrivateBancorp, Inc., Mr. Mandell was the chief operating officer of First United Financial Services, Inc., a publicly traded community banking organization, from 1985 to 1989, and served as its president from 1988 to 1989. He also served as president of Oak Park Trust and Savings Bank, a subsidiary of First United, from 1985 until 1988. Prior thereto, Mr. Mandell had served as executive vice president of Oak Park Trust and Savings Bank since 1979. Mr. Mandell brings 45 years of banking experience in almost all aspects of banking and provides particular expertise in leadership and overall public company management. Mr. Mandell’s proven ability to develop and grow strong client relationships is important to the Bank’s success and future growth. Additionally, Mr. Mandell provides the Board with significant insight and experience in working closely with both “buy” and “sell” side institutional investors. Mr. Mandell’s vision and entrepreneurial spirit are invaluable to the Board and the Company in the further development of strategy and the growth of the Company. Mr. Mandell is also very active with not-for-profits and serves on numerous charitable Boards including Operation Hope and the One Hundred Club.
Cheryl Mayberry McKissack (54) has been a director since December 2003. She is the president and chief executive officer of Nia Enterprises, LLC, a Chicago-based research and marketing services firm. Prior to founding Nia Enterprises in 2000, she served as worldwide senior vice president and general manager of Open Port Technology from 1997 to 2000. As a seasoned leader of several entrepreneurial ventures, Ms. McKissack brings an important perspective of the management of growth while assessing and balancing risk. This knowledge and experience is relevant to the clients that we serve and the overall strategic operations of the Company. Ms. McKissack is a seasoned public company director, having served for nearly a decade on public company boards. She currently serves on the board of directors for the Deluxe Corporation (NYSE: DLX), where she is chair of the corporate governance committee. Her expertise in governance matters allows her to provide a broad base of perspectives and experience to the Board. Ms. McKissack is recognized as a civic leader, serving with other Chicago-based business leaders as a director of the University of Chicago Medical Center, LINK Unlimited, Gaylord and Dorothy Donnelly Foundation, the Shedd Aquarium and the Chicago Public Library Foundation. In 2005, she was named an Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University.

Ed Rabin (63) has been a director since December 2003. Mr. Rabin served as president of Hyatt Hotels Corporation from 2003 until his retirement in 2006 and also served as its chief operating officer beginning in 2000. Mr. Rabin brings extensive public company board experience and insight to the Board as he is a director of WMS Industries (NYSE: WMS), where he serves as lead director and as a member of its audit and ethics committees, Sally Beauty Holdings (NYSE: SBH), where he serves on its compensation and nominating and corporate governance committees and Oneida Holdings Inc. Mr. Rabin has served on many board committees in connection with his board service to numerous companies and subsequently brings vast knowledge about board functions and duties, particularly in the areas of leadership, corporate governance and board oversight duties. In addition to his board experience, Mr. Rabin brings the skills and expertise he gained in his roles as president and also chief operating officer of Hyatt where Mr. Rabin helped manage a large company and focused on issues such as operations, risk, strategy and growth. These are also key areas of focus for the Company and its Board. Because he has served as both a top management executive and in leadership positions on numerous boards, Mr. Rabin brings a unique and valuable perspective to Board and Committee discussions. Mr. Rabin is currently a member of the board of trustees of the Museum of Contemporary Art of Chicago.
Larry D. Richman (57) is the President and Chief Executive Officer of PrivateBancorp, and President and Chief Executive Officer of The PrivateBank and Trust Company. Prior to joining the Company in 2007, Mr. Richman was president and chief executive officer of LaSalle Bank, N.A., and president of LaSalle Bank Midwest N.A. Mr. Richman began his career with American National Bank and joined Exchange National Bank of Chicago in 1981, which merged with LaSalle Bank in 1990. Mr. Richman brings to the Company 28 years of banking experience and leadership skills gained from large and sophisticated financial institutions. With his top-to-bottom knowledge of commercial banking and in his role as CEO, Mr. Richman provides valuable insight to Board strategy discussions and all aspects of the Board’s business and risk management oversight. Mr. Richman is active in local organizations, including serving on the boards of the Economic Club of Chicago, the Museum of Science and Industry, the Ravinia Festival Association, Northwestern Memorial Hospital, the Field Museum, the Chicago Chamber of Commerce, Big Shoulders Fund, the Financial Services Roundtable and the Executives Club of Chicago. Mr. Richman is also on the board of directors of Northwestern University’s Kellogg School of Management, and is a member of the Dean’s Advisory Council at Indiana University’s Kelley School of Business.
Class II Directors Serving Until 2012
Norman R. Bobins (67) has been a director of PrivateBancorp and Chairman of The PrivateBank and Trust Company since July 2008. Mr. Bobins retired in 2007 as chairman, chief executive officer and president of LaSalle Bank, which was the 15th largest bank in the United States at the time. He joined LaSalle Bank in 1990 through its acquisition of Exchange National Bank of Chicago and had joined Exchange National Bank in 1981 as senior executive vice president and chief lending officer. Prior to that, Mr. Bobins was with American National Bank and Trust Company, where he was senior vice president, holding various commercial lending positions over 14 years. Mr. Bobins provides the Board and Company with 42 years of banking experience in all major aspects of banking, specifically mid-market experience, management and leadership expertise and access to business leadership. He also provides in-depth knowledge of corporate governance as he has extensive corporate board experience. He currently serves on the boards of directors of AAR Corp (NYSE: AIR), Sims Metal Management Ltd. (NYSE: SMS), Nicor Inc. (NYSE: GAS) and RREEF America REIT II, Inc. He is also non-executive chairman of the board of Transco, Inc. Additionally, Mr. Bobins is a recognized civic leader. He has been a long-serving member of the Board of Education of the City of Chicago. He is chairman of the board of trustees of WTTW Communications, Inc. and on the boards of The Field Museum, The Newberry Library and the U.S. Holocaust Memorial Council.

James B. Nicholson (66) has been a director since July 2009. Mr. Nicholson is president and chief executive officer of PVS Chemicals, Inc., an international manufacturer, distributor and marketer of chemicals and related environmental services based in Detroit, Michigan. Before joining PVS in 1972, Mr. Nicholson held positions with First National Bank of Chicago in London, England and Dublin, Ireland. From April 2005 until October 2007, Mr. Nicholson was chairman of the board of LaSalle Bank Midwest, N.A. Mr. Nicholson brings a background in economics and experience in banking to the Board and currently serves on the Board’s Audit Committee. Mr. Nicholson possesses strong management and leadership experience gained from his long career at PVS, which allows him to provide a fresh perspective to Board and Committee discussions. Mr. Nicholson has strong corporate board leadership expertise and knowledge from serving on the board of directors of the Amerisure Companies, a commercial property and casualty insurer, since 1982 and as Chairman since 1996. Mr. Nicholson is also chairman of the board of directors of Handleman Company (HDLM.PK). Mr. Nicholson is a civic leader in his hometown of Detroit, Michigan, serving on numerous boards including as chairman of the Detroit Symphony Orchestra, the Detroit metropolitan area’s Tourism Economic Development Council and on the boards of the Wayne County Airport Authority, Detroit Public Television and the Community Foundation for Southeastern Michigan.
Alejandro Silva (62) has been a director since August 2005. Mr. Silva has been chairman of the board and chief executive officer of Evans Food Group, Ltd., one of the largest Hispanic-owned companies in the Chicago area, since 1985. Mr. Silva is a successful entrepreneur who brings his strong entrepreneurial, management and leadership skills to the Board and Audit and Corporate Governance Committees. As chief executive of Evans Food Group, he has valuable experience in the areas of operations and growth and brings this perspective to Boardroom discussions. Mr. Silva brings public company board experience gained through service as a director of Walgreen Co. (NYSE: WAG) and is a member of that company’s audit and nominating committees. Additionally, Mr. Silva is actively involved in civic organizations serving on many boards including the boards of directors of the Chicago Transit Authority, Chicago Museum of Science and Industry and the Chicago Council of Global Affairs, as well as other civic organizations in the Chicago area. He is also very active in Latino community affairs serving as chairman of the advisory board of Chicago of Nafinsa Bancomext, the largest development Bank in Mexico, and on the board of ABC Holding, the second largest Sociedad Financiera de Objeto Limitado (a type of financial institution) in Mexico, focused on developing low income housing in Mexico.
James C. Tyree (52) was appointed to the Board of Directors upon the closing of the Company’s $200 million private placement on December 11, 2007. Mr. Tyree has spent his entire career at Mesirow Financial Holdings Inc., a diversified financial services firm located in Chicago. Mr. Tyree was named president in 1990, chief executive officer in 1992 and chairman and chief executive officer in 1994. Mr. Tyree brings over 30 years of experience serving the needs of middle market businesses by providing investment management services, including private equity and wealth management; consulting, including extensive work in Chicago real estate development and investment banking; and insurance services. The expertise and knowledge of these middle market services and businesses are key components of the Company’s business strategy, and Mr. Tyree provides valuable insight to this critical portion of the Company’s client base. Over the past 15 years, Mr. Tyree has evaluated many bank investments and provided advisory services to the banking industry, specifically in the areas of mergers and acquisitions, financing and asset quality evaluations. Mr. Tyree brings additional insight and understanding to our core business and is well-suited for the Company as we continue to execute our overall goals and objectives. Mr. Tyree is a recognized civic leader, formerly serving as chairman of the board of directors of City Colleges of Chicago, serving as chairman of the Chicago Chamber of Commerce and participating on several other civic and educational organizations boards in the Chicago area. Mr. Tyree currently serves as chairman of the Sun Times Media Group.

CORPORATE GOVERNANCE
Director Independence
The Board has delegated responsibility to its Corporate Governance Committee to make recommendations regarding the independence of directors. In addition to the transactions disclosed under the section captioned “Transactions with Related Persons” below, in making its recommendation regarding director independence, the Corporate Governance Committee takes into account any other material relationships each of our directors may have with the Company, other than as a director, that would impair his or her independence. To assist the Corporate Governance Committee in this regard, each director completes a questionnaire designed to identify relationships that could affect independence. The Corporate Governance Committee reached its determinations by considering all relevant available facts and circumstances surrounding a director’s business, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. In particular, the Corporate Governance Committee considered the outstanding credit relationship between each outside director and the Company’s subsidiary banks and donations made (in the Company’s name) to civic and charitable organizations on whose boards certain of the directors serve. With respect to Mr. Coleman, the Corporate Governance Committee considered the fact that Mr. Coleman’s law firm has represented certain executive officers of the Company and the Bank in personal legal matters. The total fees involved over the past three years were less than $25,000. The Corporate Governance Committee also considered prior legal services provided to the Company and/or the Bank by law firms currently or formerly associated with Messrs. Daly and Kayman, as well as the amount of fees paid to a company owned by Mr. Castellano for certain information technology services provided to the Bank. Following these reviews, the Corporate Governance Committee determined that there were no relationships that, in the opinion of the Corporate Governance Committee, would interfere with the exercise of independent judgment by those directors in carrying out the responsibilities of a director. In analyzing the independence of Mr. Bobins, the Corporate Governance Committee considered that certain executive officers of the Company reported directly to Mr. Bobins in their prior employment and until joining the Company in 2007. In addition, the Corporate Governance Committee considered Mr. Bobins’ expanded role and activities as Chairman of the Bank.
Based upon this analysis and the recommendations of the Corporate Governance Committee, the Board of Directors determined that Messrs. Coleman, Guyette, Kayman, Nicholson, Rabin, Roche, Rybak, Tyree, Silva and Ms. McKissack are “independent” directors, in accordance with the NASDAQ listing standards. In addition, Donald L. Beal, William J. Podl, Patrick F. Daly and William A. Castellano, former directors who resigned from the Board in May 2009, May 2009, January 2010 and February 2010, respectively, had been determined to be independent directors.
Director Qualification Criteria and Nomination Procedures
The Board of Directors has delegated responsibility to the Corporate Governance Committee to identify and select director nominees who can exercise business judgment and have the necessary personal traits and skills to provide effective oversight of management and serve the best interests of stockholders. The Corporate Governance Committee, comprised entirely of independent directors, recommends to the full Board for approval the proposed slate of director nominees for election at the annual meeting of stockholders.

In selecting director nominees, the Corporate Governance Committee will consider the experience, qualifications, attributes and skills of all current directors and the existing composition of the Board to evaluate the mix of disciplines, experience and other characteristics of Board members appropriate for the perceived needs of the Company. The Board and the Corporate Governance Committee believe that an appropriate mix of experience, knowledge and judgment and a diversity of perspectives on the Board, along with a commitment to active participation, will enhance Board effectiveness. The Board and the Corporate Governance Committee also believe that continuity in leadership and board tenure maximizes the Board’s ability to exercise meaningful Board oversight.
Under its policies, the Corporate Governance Committee also considers the following in selecting the proposed nominee slate:
•	at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with NASDAQ listing standards;
•	at all times, at least three members of the Board must satisfy the heightened standards of independence for Audit Committee members; and
•	at all times, the Board should have at least one member who satisfies the criteria to be designated by the Board as an “audit committee financial expert.”
Policies approved by the Board recognize the following characteristics and skills as minimum qualifications for any potential director candidate:
•	highest personal and professional ethics and integrity;
•	a commitment to the Company’s values;
•	ability and willingness to devote sufficient time and attention to fulfilling Board duties and responsibilities;
•	relevant business, professional or managerial skills and experience; mature wisdom;
•	communication, leadership and team building skills;
•	comprehension of the Company’s business plans and strategies;
•	financial sophistication and/or literacy;
•	ability to assist in the formulation of business strategies and to monitor and guide expectations;
•	equipped to make informed and defensible judgments on a wide range of issues;
•	ability and willingness to exercise independent judgment and express tough opinions;
•	collegial personality; non-confrontational and constructive, but able to challenge, ask tough questions in a manner that encourages open discussions and assesses responses;
•	good health and mental alertness; and
•	alignment of personal interests with long-term interests of stockholders.

The Company’s policy in considering diversity in identifying nominees for director is set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.theprivatebank.com. In recruiting candidates to the Board, the Committee seeks to establish a tone of inclusive diversity so that candidates with the full spectrum of age, gender, ethnicity and experience are considered. In assessing the effectiveness of this policy, the Corporate Governance Committee noted the Board’s composition reflects diverse business backgrounds and experience, including public and private company management and board experience, finance, law, entrepreneurial endeavors, financial services and marketing, as well as a range of ages, a woman member and a mix of ethnic backgrounds.
Stockholder Director Nominee Recommendations. It is generally the policy of the Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. The Corporate Governance Committee intends to evaluate any nominees recommended by stockholders in the same manner in which it considers nominees that it identifies and selects. To be timely, recommendations must be received in writing at the Company’s principal executive offices, addressed to the Corporate Governance Committee, at least 120 days prior to the date of the annual meeting. In addition, any stockholder director nominee recommendation must include the following information:
•	the proposed nominee’s name and qualifications and the reason for such recommendation;
•	the name and record address of the stockholder(s) proposing such nominee;
•	the number of shares of the Company’s stock which are beneficially owned by such stockholder(s); and
•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.
No stockholder recommendations were received for the 2010 annual meeting.
Board Leadership Structure and Risk Oversight
The Company’s Board leadership structure has evolved over the past few years to meet the changing needs of the Company. Prior to November 2007, the Chairman and Chief Executive Officer positions were held by Ralph B. Mandell, the Board’s current Chairman. Larry D. Richman was named Chief Executive Officer in November 2007, succeeding Mr. Mandell. At that time, the Board determined that it was in the best interests of the Company to separate the positions of Chairman and Chief Executive Officer in order to provide a clear distinction between the management duties of the Chief Executive Officer and the oversight function of the Board, as well as an effective system of checks and balances. Mr. Mandell plans to retire from his position as Chairman, effective at the 2011 annual stockholders meeting when his current term as a director expires.
In February 2009, the Board decided to name a lead independent director (the “Lead Director”) who would be responsible for leading independent director discussions, providing counsel to the Chief Executive Officer (“CEO”) as requested, serving in an emergency role should board leadership be required, and presiding at all meetings of the Board at which the Chairman is not present, including executive sessions and meetings of the independent directors. Mr. Guyette was named Lead Director in February 2009. In anticipation of Mr. Mandell’s retirement and in an effort to promote a smooth leadership transition, in February 2010 the Board further amended its by-laws to expand the role of Lead Director. The Lead Director’s duties now include:
•	leading and managing the business of the Board in a manner to promote Board effectiveness, including setting meeting agendas, presiding over meetings, regularly communicating with the Chief Executive Officer regarding the Company’s business initiatives and developments to ensure appropriate matters are elevated to the Board and ensuring appropriate succession planning is in place;

•	calling special meetings of the Board when necessary;
•	chairing executive sessions of independent directors of the Board; and
•	conveying Board determinations, decisions and/or concerns in a unified voice.
As part of the Board’s annual self-evaluation process, the Board will continue to evaluate its leadership structure and will consider appropriate changes that it believes will enhance Board effectiveness.
The Board of Directors views its risk oversight duties as one of its most essential responsibilities. The Board is responsible for appraising the Company’s major risks, ensuring that appropriate risk management control systems and procedures are in place, and ensuring that management takes the appropriate steps necessary to manage and minimize all major risks. The Business Risk Committee of the Board is responsible for assisting the Board in its risk oversight duties and monitors risks on an enterprise-wide basis, with particular focus on oversight of credit risk, interest rate risk, liquidity risk management and market risk management. The Audit Committee has primary responsibility for overseeing financial risk including risks associated with accounting, financial reporting, and internal controls. The Compensation Committee is primarily responsible for compensation-related risks. Because the Company is a participant in the Troubled Asset Relief Program Capital Purchase Program (“TARP”) as a result of the sale of preferred stock and warrants to the U.S. Treasury Department (“Treasury Department”) in January 2009, the Compensation Committee is also responsible for reviewing executive and employee compensation plans for unnecessary or excessive risk and risks related to the manipulation of earnings in an effort to increase compensation.
Board Committees
Members of the Company’s Board of Directors have been appointed to serve on various Committees of the Board. The Board of Directors has four standing Committees: (1) the Compensation Committee; (2) the Corporate Governance Committee; (3) the Audit Committee; and (4) the Business Risk Committee. Each of the Compensation Committee, Corporate Governance Committee and Audit Committee are comprised entirely of “independent” directors in accordance with the NASDAQ listing standards.
Compensation Committee. The Compensation Committee is, among other things, responsible for developing, in collaboration with management, the Company’s compensation philosophy; reviewing the performance of and making recommendations to the independent members of the Board of Directors regarding compensation of the Chief Executive Officer and Chairman of the Board; reviewing and approving the compensation of the Company’s other executive officers and any other officers who are the CEO’s direct reports; reviewing, approving and administering the Company’s annual bonus program; administering the Company’s equity incentive plans and other stock-related or incentive compensation plans or programs; reviewing and adopting any changes to or establishing executive compensation and employee benefit programs, non-cash compensation programs, retirement and savings plans, and fringe benefit and expense reimbursement programs; reviewing and making recommendations for Board approval with respect to Board and Board Committee compensation; and reviewing executive and employee compensation plans for unnecessary or excessive risk and risks related to the manipulation of earnings in an effort to increase compensation. The Compensation Committee also advises and assists management in formulating policies regarding compensation and submits its Compensation Committee Report included elsewhere in this proxy statement. The current members of the Compensation Committee are Messrs. Guyette (Chairman), Rabin, Roche, Tyree and Ms. McKissack. All members of the Compensation Committee are “independent” directors within the meaning of the NASDAQ listing standards. Because of his recently expanded duties as Lead Director, Mr. Guyette is expected to step down from his position as Chairman of the Compensation Committee, effective as of the 2010 annual meeting of stockholders. A successor Chairman has not yet been appointed. A copy of the current charter of the Compensation Committee is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.

Corporate Governance Committee. The Corporate Governance Committee, previously named the Nominating and Corporate Governance Committee, is responsible for proposing to the Board a slate of nominees for election as directors by stockholders at each annual meeting. The Corporate Governance Committee is also responsible for taking a leadership role in shaping the Company’s corporate governance practices. In carrying out its duties, the Corporate Governance Committee has also been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member’s “independence” and make recommendations, at least annually, regarding each Board member’s “independence” status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct, at least annually, a performance assessment of the Board.
The Board of Directors has adopted a charter for the Corporate Governance Committee, which is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com. The current members of the Corporate Governance Committee are Ms. McKissack (Chairman) and Messrs. Guyette, Rabin, Silva and Tyree. All members of the Corporate Governance Committee are “independent” directors within the meaning of the NASDAQ listing standards.
Audit Committee. The Audit Committee is responsible for supervising the Company’s accounting, reporting and internal control practices. Generally, the Audit Committee reviews the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants. The independent public accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition to being “independent” directors within the meaning of the NASDAQ listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. The Board of Directors has determined that Mr. Rybak is an “audit committee financial expert” as that term is defined in SEC rules. The current members of the Audit Committee are Messrs. Coleman (Chairman), Guyette, Nicholson, Silva and Rybak. A copy of the current charter of the Audit Committee is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.
Business Risk Committee. The Business Risk Committee is responsible for overseeing the Company’s business risks including, interest rate risk, liquidity risk, price risk, transaction risk, compliance and legal risk, strategic risk, reputation risk, credit and investment risk, operational risk and counterparty risk. The Business Risk Committee is also responsible for monitoring material new products or services, overseeing the quality and adequacy of the information technology infrastructure of the Company, and overseeing the work of Management’s Asset/Liability Committee and the Management Risk Committee. A majority of the members of the Business Risk Committee must consist of directors who have been determined by the Board to be “independent” within the meaning of the NASDAQ listing standards. The current members of the Business Risk Committee are Messrs. Rybak (Chairman), Bobins, Coleman, Kayman, Mandell and Richman.

Board and Committee Meetings
During 2009, the Board of Directors met 19 times, the Compensation Committee met 16 times, the Corporate Governance Committee met eight times, the Audit Committee met 23 times and the Business Risk Committee met eight times. The Board has in the past maintained an Executive Committee which was responsible for taking action between meetings of the full Board (if and when necessary) and discharging specific duties delegated to the Committee by the full Board. Messrs. Richman (Chairman), Mandell, Bobins, Coleman, Guyette, Roche and Tyree served on the Executive Committee, which met 14 times during 2009. The Executive Committee has not met in 2010, and the Board intends to disband the Executive Committee.
Each of the directors of the Company attended at least 75% of the total number of meetings held of the Board and Board Committees on which such director served during fiscal year 2009.
The Board of Directors meets in regularly scheduled executive sessions of non-executive directors. The independent members of the Board of Directors met in executive session at least twice in 2009. Since February 2009, it is has been the Board’s policy that the Lead Director presides at executive sessions of the Board.
Director Continuing Education
The Company’s directors are encouraged to seek out and attend director education seminars throughout the year. The Company reimburses directors for their attendance at such seminars. This is in addition to director education provided during regularly scheduled meetings of the Board of Directors and its various Committees as well as planned educational programming for the entire Board held outside of regularly scheduled Board meetings. During 2009, the following directors presently serving on the Board attended the continuing education programs mentioned below:
•	Mr. Coleman attended DePaul University, Kellstadt Graduate School of Business, Risk Executives Roundtable, the Ernst & Young conference: “The Future of Risk-Chicago”, the Bank Audit Committee Chair Peer Exchange and the Mid-Cap Audit Committee Chair Peer Exchange sponsored by NASDAQ OMX/Bank Director Magazine, the Federal Reserve Bank of Chicago Enterprise Risk Management — 2009 conference and the Spring 2009 KPMG Audit Committee Roundtable. He also served as a speaker at the American Bankers Association program: “Effective Board Committees — The Audit Committee and Beyond”, at the Dominican University Graduate School of Business seminar on “Current Issues in Corporate Governance,” at the American Bar Association’s Fall 2009 National Legal Malpractice Conference entitled: “Caught in the Crossfire — Liability and Ethical Dilemmas for Directors and Advisors of Troubled Companies”;
•	Mr. Kayman attended a seminar on Major Employment Law Challenges in October 2009 sponsored by Directors Roundtable;

•	Mr. Mandell attended two National Association of Corporate Directors seminars in November 2009. The topics of the seminars were CEO and Board Succession and Corporate Governance — Changes in Regulations and Implications for Directors;
•	Ms. McKissack attended the Boardroom Diversity Symposium sponsored by Corporate Board Member in May 2009, the Board Committee Peer Exchange sponsored by Corporate Board Member and the New York Stock Exchange in September 2009, and the Black Corporate Directors conference sponsored by Russell Reynolds and Ariel Capital Management in September 2009;
•	Mr. Rabin attended an Outstanding Directors Exchange (ODX) conference in October 2009; and
•	Mr. Rybak attended the Second Annual Financial Institution Risk Management Conference in April 2009 sponsored by DePaul University and The Federal Reserve Bank of Chicago, and a seminar titled “The Future of Risk” in October 2009 sponsored by Ernst & Young.
Stockholder Communications with Directors
Generally, stockholders who have questions or concerns regarding the Company should contact the Company’s Investor Relations department at (312) 564-2000 or visit the Investor Relations page on the Company’s website at www.theprivatebank.com. However, any stockholder who wishes to communicate directly with the Board of Directors, or one or more individual directors, may direct correspondence in writing to the Board, any Committee of the Board or any named directors, c/o the Corporate Secretary of the Company at PrivateBancorp, Inc., 120 South LaSalle Street, Suite 400, Chicago, Illinois 60603. The Company’s policy is to forward written communications received from stockholders to the appropriate directors, unless the communication consists of marketing materials or other general solicitations.
Policies adopted by the Board of Directors encourage directors to attend the Company’s annual meeting of stockholders each year. Each of the directors then serving attended the Company’s 2009 annual meeting.
Corporate Governance Guidelines
The Board of Directors adopted written Corporate Governance Guidelines in February 2010. The Corporate Governance Guidelines, which address many of the matters discussed above, are posted on the Company’s website at www.theprivatebank.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the beneficial ownership of the Company’s common stock as of February 28, 2010, with respect to (1) each director and nominee for director; (2) each of the named executive officers of the Company identified in this proxy statement (including persons who are no longer serving as executive officers of the Company); (3) all directors and executive officers of the Company as a group; and (4) each beneficial owner of more than 5% of any class of voting securities of the Company.

	Number of
	Common					Total
	Shares		Unvested	Unvested	Currently	Amount of	Total
	Beneficially		Restricted	Restricted	Exercisable	Beneficial	Percentage
	Owned		Stock Units	Stock	Options	Ownership(1)	Ownership(1)(2)

5% or Greater Stockholders
GTCR Golder Rauner II, L.L.C. and affiliated funds 300 N. LaSalle Street, Suite 5600 Chicago, Illinois 60654	9,738,529	(3)	—	—	—	9,738,529	13.65%
Ariel Investments, LLC 200 East Randolph Dr., Ste. 2900 Chicago, Illinois 60601	5,430,970	(4)	—	—	—	5,430,970	7.61%
Wellington Management Co. LLP 75 State Street Boston, MA 02109	5,363,503	(5)	—	—	—	5,363,503	7.52%
BlackRock, Inc. 40 E. 52nd St. New York, NY 18022	4,906,238	(6)	—	—	—	4,906,238	6.88%
NWQ Investment Management Co. LLC 2049 Century City Park East, 16th Floor Los Angeles, CA 90067	4,334,692	(7)	—	—	—	4,334,692	6.08%

Directors
Ralph B. Mandell	865,446	(8)	77,822	8,000	111,843	1,063,111	1.49%
Larry D. Richman**	116,177	(9)	—	120,000	75,000	311,177	*
Norman R. Bobins	40,889		630	24,404	53,333	119,256	*
Robert F. Coleman	55,865	(10)	630	—	33,000	89,495	*
James M. Guyette	109,606	(11)	630	—	24,000	134,236	*
Philip M. Kayman	94,360		630	—	12,000	106,990	*
Cheryl Mayberry McKissack	8,604		630	—	12,000	21,234	*
James B. Nicholson	16,650		650	—	—	17,300	*
Edward W. Rabin, Jr.	62,554	(12)	630	—	12,000	75,184	*
Collin E. Roche	9,738,529	(13)	—	—	—	9,738,529	13.65%
William R. Rybak	25,179	(14)	630	—	12,000	37,809	*
Alejandro Silva	15,571		630	—	9,000	25,201	*
James C. Tyree	1,594,547	(15)	630	—	—	1,595,177	2.24%

Total Directors	12,743,977		84,142	152,404	354,176	13,334,699	18.60%

Non-director Named Executive Officers
Gary S. Collins(16)	28,686		—	—	25,800	54,486	*
Bruce R. Hague	30,240	(17)	—	40,000	25,000	95,240	*
Mark P. Holmes	5,253		—	12,000	10,000	27,253	*
Kevin M. Killips	37,680		—	24,769	10,660	73,109	*
Dennis L. Klaeser(18)	41,762		—	5,000	63,325	110,087	*
Bruce S. Lubin	31,485	(19)	—	40,000	25,000	96,485	*

Total Directors and Executive Officers (20 persons)	12,883,385		84,142	346,123	464,836	13,778,486	19.19%

*	Less than 1%

**	Denotes person who serves as a director and who is also a named executive officer.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2)	As of February, 28, 2010, the Company had outstanding 71,334,801 total shares of common stock, which included 3,535,916 shares of non-voting common stock, and 243,815 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

(3)	Based on the information included in an amended Schedule 13D filed by GTCR Golder Rauner II, L.L.C. and related entities with the SEC on November 12, 2009, and as further amended by a Form 4/A filed on January 8, 2010; includes 3,535,916 shares of common stock issuable upon the conversion of 3,535,916 shares of non-voting common stock.

(4)	Based on the information included in an amended Schedule 13G filed by Ariel Investments, LLC with the SEC on February 12, 2010.

(5)	Based on information included in a Schedule 13G filed by Wellington Management Company LLP on February 12, 2010.

(6)	Based on information included in a Schedule 13G filed on January 29, 2010 by BlackRock, Inc., on behalf of Barclay’s Global Investors, N.A., and certain of its affiliates.

(7)	Based on information included in a Schedule 13G filed by NWQ Investment Management Company LLC on February 12, 2010.

(8)	Includes 69,000 shares held by Mr. Mandell’s spouse and 20,634 shares allocated to Mr. Mandell’s account in the KSOP.

(9)	Includes 820 shares held by Mr. Richman’s children and 295 shares allocated to Mr. Richman’s account in the KSOP.

(10)	Includes 2,535 shares held by Mr. Coleman’s spouse. Also includes shares held by the Robert F. Coleman & Associates Retirement Savings Plan of which Mr. Coleman is trustee. Mr. Coleman disclaims beneficial ownership of 5,339 shares held in the Retirement Savings Plan in which he has no pecuniary interest.

(11)	Includes 9,800 shares held by Mr. Guyette’s spouse.

(12)	Includes 5,250 shares held by Mr. Rabin’s spouse.

(13)	Based on the information included in a Form 4 dated November 3, 2009, as amended by Form 4/A filed on January 8, 2010, filed by Mr. Roche with the SEC. All 9,738,529 shares are beneficially owned by GTCR Golder Rauner II, L.L.C. and related entities, of which Mr. Roche is a member and/or partner; includes 3,535,916 shares of common stock issuable upon the conversion of 3,535,916 shares of non-voting common stock of the Company. Mr. Roche disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest therein.

(14)	Includes 2,610 shares held by Mr. Rybak’s spouse.

(15)	1,591,243 of the shares shown as owned by Mr. Tyree are beneficially owned by Mesirow Financial Holdings, Inc. and related entities, of which Mr. Tyree is an executive officer and/or partner. Mr. Tyree disclaims beneficial ownership of all shares owned by Mesirow Financial Holdings, Inc. and related entities.

(16)	Mr. Collins’ beneficial ownership is reported as of December 31, 2009, the date of his departure from the Company.

(17)	Includes 300 shares held by Mr. Hague’s spouse, 600 shares held by Mr. Hague’s children and 784 shares allocated to Mr. Hague’s account in the KSOP.

(18)	Mr. Klaeser’s beneficial ownership is reported as of March 31, 2009, the date his employment terminated.

(19)	Includes 1,485 shares held by Mr. Lubin’s daughter.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
Along with financial institutions generally, we faced a difficult economic environment in 2009, as reflected in our reported net loss for the year. Yet our business fundamentals remained strong and we expect our significant investments in people and infrastructure in 2009 will drive ongoing momentum in our operating profit (defined as pre-tax, pre-provision earnings). We have similarly been required to manage our executive compensation practices to reflect overall Company performance and priorities, while at the same time seeking to provide individual and business unit incentives that will retain key employees and position us for growth as economic conditions stabilize.
Our desire to balance the financial impact of the current challenging environment while appropriately recognizing performance and providing compensation in order to incentivize and retain employees drove our key executive compensation decisions in 2009 and in the first part of 2010. For example:
•	we did not pay any incentive bonuses to our executive officers in 2009;
•	we did not raise base salaries of our executive officers in 2009, and made limited market- and performance-based adjustments in February 2010;

•	we determined that no long-term equity awards would be made in 2010 to the executive officers as had been previously anticipated;
•	we determined in January 2010 that the performance shares issued in 2007 and 2008 were unlikely to vest, so we converted the awards into time-based vesting awards in order to restore the retention and incentive value while continuing to keep equity as a meaningful portion of overall executive compensation;
•	we also recognized that vesting of the performance stock options issued in 2007 and 2008 was remote, and we asked holders of those options, including our executive officers, to surrender them to eliminate any potential dilutive effect from those options, resulting in the surrender of approximately 1.4 million options without any payment to the option holders;
•	we established an annual bonus plan for 2010 based upon four financial metrics, emphasizing net income available to common stockholders (40% weighting) and asset quality (30% weighting); and
•	we further aligned our executive compensation practices with long-term stockholder value by providing that a portion of any payments to executive officers under the 2010 annual bonus plan will be paid in deferred equity.
Our overall compensation program and the amounts paid or provided to certain of our senior executive officers are described in the remainder of this Compensation Discussion and Analysis and the accompanying tables and narrative below. The program has been designed to enable us to attract, retain and motivate the talent needed for our business plan to be successful. Although the compensation program represents substantial cost and potential dilution to our stockholders, we believe it is appropriate in light of strategic initiatives. A substantial portion of the value of the compensation package is tied to achievement of financial goals or the value of our common stock. This assures alignment of the interests of our management team with our strategic objectives and, in turn, the interests of our stockholders.
In the following sections of this Compensation Discussion and Analysis, we describe and analyze:
•	the effects of our participation in TARP on our executive compensation program;
•	our Compensation Committee, its practices and procedures;
•	our compensation philosophy;
•	the elements of our executive compensation program;
•	the decisions of the Compensation Committee in administering our executive compensation program;
•	employment agreements and severance arrangements; and
•	additional information relating to executive compensation, including stock ownership guidelines.

As required by applicable SEC rules, the following discussion, tables and narrative focus on compensation paid or provided to those individuals who served as our Chief Executive Officer during 2009 (Mr. Richman), our Chief Financial Officer (presently Mr. Killips, and formerly Messrs. Holmes and Klaeser) and the three other executive officers who were the most highly compensated of our other executive officers (Messrs. Lubin, Hague and Collins). We sometimes refer to these individuals as our named executive officers or as senior executive officers. As noted elsewhere in this proxy statement, Mr. Klaeser’s employment ended effective March 31, 2009, and Mr. Collins’ last day of employment was December 31, 2009.
This information, together with the tables and narrative that follow, makes up the executive compensation which stockholders are being asked to approve in the “say-on-pay” non-binding advisory vote at the annual meeting.
TARP, the American Recovery and Reinvestment Act of 2009 and Other Regulatory Action
We are a participant in TARP through which the Treasury Department invested approximately $244 million in our preferred stock and warrants on January 30, 2009. As a TARP participant, we are subject to rules established under the Emergency Economic Stabilization Act of 2008, as amended in February 2009 by the American Recovery and Reinvestment Act of 2009, and the Interim Final Rule setting forth TARP Standards for Compensation and Corporate Governance issued by the Treasury Department in June 2009.
The statutes and Treasury Department rules require us to comply with standards for compensation and corporate governance. These standards require us to:
•	prohibit accrual or payment of bonus, incentive or retention compensation for our five most highly compensated employees, other than certain awards of long-term restricted stock and bonuses payable under existing written employment agreements and commissions;
•	prohibit severance or other incremental payments upon departure from the Company to our senior executive officers and the five most highly compensated employees who are not senior executive officers, other than payment of compensation earned for services rendered or accrued benefits;
•	prohibit tax gross-ups to our senior executive officers and our 20 most highly compensated employees who are not senior executive officers;
•	include “clawback” provisions which enable us to recapture bonus and incentive compensation paid to our senior executive officers and our 20 most highly compensated employees who are not senior executive officers, if the bonus or incentive compensation proves to have been based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;
•	prohibit any compensation plan that would encourage manipulation of reported earnings in order to increase the compensation paid to any employee;
•	conduct at least semi-annually reviews of all of our compensation programs in relation to risk and limit any programs identified as encouraging excessive risks that threaten the value of the Company;

•	adopt a Company-wide policy regarding excessive or luxury expenditures including entertainment or events, office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;
•	submit to our stockholders a “say-on-pay” proposal to an advisory, non-binding vote, whereby stockholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement (such a proposal will be presented at the annual meeting, as described in this proxy statement under “Proposal 3. Advisory (Non-Binding) Vote on Executive Compensation”;
•	limit the tax deductions we may take with respect to the compensation of our senior executive officers; and
•	make reports to the Treasury Department and our primary banking regulator identifying our employees subject to the bonus, severance and clawback rules described above and providing information pertaining to our Compensation Committee’s use of consultants and to perquisites we provide to our senior executive officers and other highly compensated employees.
In addition, the rules require our Chief Executive Officer and Chief Financial Officer to provide annual certifications with respect to compliance with the TARP-related executive compensation and corporate governance requirements.
In complying with these requirements:
•	each of our senior executive officers have entered into agreements with the Company consenting to the restrictions and limitations required by the TARP rules;
•	the Committee conducted the mandated review of compensation plans and its report appears as part of the Compensation Committee Report which follows this Compensation Discussion and Analysis; and
•	our Board adopted an Excessive or Luxury Expenditures Policy which is available for review under the Investor Relations portion of our website at www.theprivatebank.com;
•	we submitted, and our stockholders approved, a non-binding “say-on-pay” proposal at our Annual Meeting in May 2009 and are submitting a non-binding “say-on-pay” proposal at the 2010 Annual Meeting;
•	we will limit the tax deductibility of the remuneration earned by our senior executive officers during 2009 to $500,000 per person;
•	we prohibited improper severance or change-in-control payments, bonuses and tax gross-ups;
•	our CEO and CFO have provided an annual certification of compliance; and
•	we will file required reports on perquisites and compensation consultants with the Treasury and our primary banking regulator.

The effect of these limitations and our responses to them are described more fully in the following discussion.
Our Compensation Committee and Its Practices
Membership. Throughout 2009, the Compensation Committee of our Board of Directors had six members: Messrs. Guyette (Chairman), Daly, Rabin, Roche and Tyree and Ms. McKissack. Except for Mr. Daly, who resigned from the Board in January 2009, each of these individuals continues to serve on the Compensation Committee. In addition, Mr. Silva served as a member of the Compensation Committee until our annual meeting of stockholders in May 2009. Each of the members is an “independent” director in accordance with NASDAQ listing standards.
Duties and Process. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the current charter, as updated in January 2009, is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.
The Compensation Committee is responsible for implementing and monitoring our overall executive compensation program. This responsibility includes:
•	in collaboration with management, developing the Company’s compensation philosophy for approval by our Board of Directors;
•	monitoring the overall effectiveness of our executive compensation program and compensation philosophy;
•	reviewing and making recommendations to the independent members of our Board regarding the compensation of our CEO and of our Chairman of the Board;
•	reviewing and approving the compensation of our other senior executive officers and any other officers who are direct reports to the CEO;
•	reviewing, approving and administering the Company’s annual bonus program, including establishing performance goals and determining the bonus pool amount;
•	administering our long-term incentive compensation programs, including grants of stock-based compensation and the establishment of vesting and other provisions, including, when applicable, establishing and determining achievement of performance goals, if any;
•	facilitating the annual performance appraisal of our CEO and Chairman of the Board by the Board and overseeing other executive performance matters;
•	making recommendations to the Board with respect to director compensation;
•	consideration, review and approval of employment, severance and similar agreements and plans for executive officers;
•	reviewing and approving the composition of the peer group of companies used for benchmarking our executive compensation program;

•	reviewing, discussing with management and approving any disclosures regarding executive compensation required to be included in the Company’s proxy statement, including this Compensation Discussion and Analysis, and determining whether or not such disclosures should be included in the Company’s annual report on Form 10-K;
•	meeting in executive session without members of management present at least twice each year and at additional times as appropriate and conducting an annual performance evaluation of the Committee;
•	retaining advisors to assist the Committee with executive and director compensation matters; and
•	as required by our participation in TARP, undertaking a review of compensation arrangements to ensure such arrangements do not encourage unnecessary or excessive risks that would threaten the value of the Company or contain features that could encourage the manipulation of reported earnings to enhance compensation.
In performing its responsibilities, the Compensation Committee takes into account any number of relevant factors, which may include:
•	the executive’s performance;
•	the Company’s performance and, where applicable, the performance of a business unit;
•	its evaluation of key financial metrics that best represent measurements of short-term and long-term success;
•	stockholder return;
•	comparative factors, including internal pay equity, local market conditions, and external competitive pay and relative performance data;
•	incentive, motivation and retention considerations;
•	data for individual executives regarding current and historical cash and equity compensation;
•	tax, accounting and other factors affecting the cost of compensation to the Company;
•	advice and recommendations of management, the compensation consultant and counsel;
•	competitive trends in executive compensation in the banking industry;
•	TARP restrictions; and
•	desirable balances of fixed versus variable pay, short-term versus long-term incentives and cash versus equity compensation.
Compensation Consultant. The Compensation Committee receives the independent advice of a compensation consultant in determining the amount and form of executive and director compensation. The consultant is retained by, and reports directly to, the Committee. The consultant also works with management with the knowledge and approval of the Committee.

Since September 2009, the Compensation Committee has retained Pearl Meyer & Partners as its consultant with respect to all aspects of executive compensation and to advise with respect to certain matters pertaining to our overall compensation program. Under the direction of the Committee Chairman, Pearl Meyer & Partners conducted the competitive analysis described below in the fall of 2009 and has advised the Committee on compensation planning for 2010. As part of its advisory role, Pearl Meyer & Partners is periodically asked by the Committee to work with management in the implementation of the Committee’s directives. A representative of Pearl Meyer & Partners was present at each Committee meeting held from and after its engagement in September 2009 through December 2009. During 2009, Pearl Meyer did not provide any services to the Company other than executive and other compensation-related services approved by the Committee.
Prior to its engagement of Pearl Meyer & Partners, the Compensation Committee had been advised by Deloitte Consulting as its compensation consultant. Deloitte Consulting had initially been engaged by the Compensation Committee in September 2007 in connection with the change in our strategic direction in the fall 2007. A representative of Deloitte Consulting was present at all but one of the 11 Committee meetings held from January 2009 through August 2009.
During 2009, affiliates of Deloitte Consulting provided the following non-compensation consulting services to the Company:
•	transition and integration services relating to our acquisition on July 2, 2009 of all of the deposits and certain assets of Founders Bank;
•	assistance with purchase accounting and tax matters relating to the Founders Bank transaction;
•	assistance relating to the calculation of our allowance for loan losses; and
•	certain valuation services relating to equity awards and goodwill impairment analysis.
Management engaged affiliates of Deloitte Consulting to provide these non-compensation consulting services without review or approval by the Board. The aggregate amount paid by the Company to Deloitte Consulting during 2009 for its services as compensation consultant to the Compensation Committee was $186,067. The aggregate amount paid by the Company to affiliates of Deloitte Consulting in connection with non-compensation consulting services during 2009 was $2,439,114.
Benchmarking and Peer Group Data. As part of its engagement, the Committee asked Pearl Meyer & Partners to review our existing peer group and make recommendations for an updated peer group to reflect recent growth, provide a reference for assessing the competitiveness of current executive compensation and to serve as a foundation for future compensation decisions. With the input of Pearl Meyer & Partners and management, in October 2009 the Committee approved a peer group consisting of the following 25 financial institutions:

Associated Banc-Corp	First Niagara Financial Group, Inc.	Susquehanna Bancshares, Inc.
BancorpSouth, Inc.	Fulton Financial Corporation	Trustmark Corporation
City National Corporation	MB Financial, Inc.	UMB Financial Corporation
Commerce Bancshares, Inc.	National Penn Bancshares, Inc.	Umpqua Holdings Corporation
Cullen/Frost Bankers, Inc.	New York Community Bancorp	United Community Banks, Inc.
First Citizens BancShares, Inc.	People’s United Financial, Inc.	Valley National Bancorp
First Horizon National Corporation	Prosperity Bancshares, Inc.	Whitney Holding Corporation
FirstMerit Corporation	Signature Bank	Wintrust Financial Corporation
First Midwest Bancorp, Inc

This peer group reflects bank holding companies from around the country that emphasize commercial lending and wealth management and match our target asset size and market capitalization. The peer group entities range in asset size from approximately $7.7 billion to $42.2 billion as of December 31, 2009, with an average asset size of approximately $15 billion, and market capitalization at year-end 2009 from approximately $319 million to $6.3 billion, as compared to our asset size and market capitalization at December 31, 2009 of approximately $12 billion and $640 million, respectively. We believe these companies are an appropriate group against which to benchmark our compensation given their size compared to where we have grown and seek to grow in the future.
Role of Management and Counsel. The Committee seeks input and recommendations from the CEO, Chief Financial Officer, Chief Operating Officer, General Counsel, Chief Human Resources Officer, other directors, Pearl Meyer & Partners, and outside counsel as part of its decision-making process. The executives and counsel provide support to the Committee in the discharge of its responsibilities, including information relating to individual and Company performance, tax, accounting and cost information and legal and corporate governance analysis and recommendations. Neither the CEO nor any other executive participates in the Committee’s deliberations with respect to the CEO’s compensation.
Executive Sessions. The Committee meets regularly in executive session with only Committee members and, occasionally other members of the Board, the consultant or outside counsel present, to discuss matters and take final action with respect to compensation decisions.
Our Compensation Philosophy
In February 2010, the Board updated our compensation philosophy affirming that our executive compensation program is designed to contribute to long-term stockholder value by attracting, motivating and retaining a high performing executive team critical to our Company’s success. Decisions regarding total compensation program design for our executives, as well as individual pay decisions, are made in the context of our compensation philosophy and our ability to pay, as defined by our financial success. The following principles drive our executive compensation program:
Executive compensation should reward performance. A significant portion of our executive compensation program consists of short and long-term incentive programs designed to motivate and reward performance. We base our annual incentive program on a mix of personal, business unit and company financial and non-financial performance measures designed to achieve our strategic goals. We use profitability measures to align employee interests with those of stockholders and incorporate personal and business unit goals to allow us to differentiate performance among various business units and individuals. The established goals should require sustained performance that is achievable without encouraging excessive risk taking. Awards are larger when we achieve superior performance compared to goals and smaller (or not paid) in years when our performance does not meet desired levels.
Executive compensation should focus on long-term success. An important component of our compensation program consists of equity awards with multi-year vesting schedules in order to provide our executives with a significant stake in the performance of the Company’s stock over time and to align their decisions, risk-taking and judgment with long-term stockholder value. Our executives are expected to think and act like long-term stockholders. Being invested in our stock over time promotes our culture of teamwork and strengthens the partnership with our stockholders.

Executive compensation should be competitive. In order to attract, retain and motivate highly qualified and experienced executives, our compensation program provides aggregate compensation and individual components that are competitive with other relevant financial institutions in markets in which we compete for talent. We use the following components to deliver competitive compensation:
•	Fixed compensation (base salary). While we generally target the market median or within a range of the 50th market percentile in structuring the fixed components of executive pay, we will pay executives above-median salaries based on an individual’s qualifications, experience, current and sustained performance results, or contribution to the Company.
•	Short-term incentive (bonus). We provide executives with a meaningful opportunity to earn incentive compensation in return for delivering performance. Our incentive compensation is based on financial, non-financial and individual metrics which help drive achievement of our strategy, both in the short term and in the long term. Bonus opportunities may result in above median levels of total cash compensation in order to recruit and retain experienced executives who are important to the success of our strategy.
•	Long-term incentives. Awards typically consist of a combination of stock option, restricted stock or restricted share unit equity awards with multi-year service periods.
•	Employment agreements containing severance, change-of-control and restrictive covenant provisions typical in our industry.
•	Employee benefit programs, including our 401(k) savings and employee stock ownership plan (KSOP), health, life and disability insurance programs, and perquisites deemed appropriate to advance our business.
Executive compensation program should be simple in design and consistent with our values. We strive for a simple, effective program that is easily understood by our executives and stockholders, is easy to measure and mitigates the risk of unintended consequences. Our compensation program requires the highest ethical standards, encourages teamwork and rewards performance.
Executive compensation should reflect good corporate governance and compensation practices. Good governance begins at the Board of Directors level. Executive compensation payments and programs are subject to review and approval by our Compensation Committee, and executive compensation determinations with respect to our CEO are subject to review and approval by our independent directors. Through our public disclosures and investor relations efforts, we seek to provide transparency regarding our executive compensation program to our constituents: our stockholders, our board of directors, our employees and our clients. As discussed above under the caption “Our Compensation Committee and Its Practices—Compensation Consultant”, the Compensation Committee uses an independent consultant to advise the Committee with respect to competitive practice and pay levels, benchmarking against peers and evolving best practices. This competitive perspective is reviewed annually to ensure our total compensation is positioned appropriately relative to the competitive market and performance. In accordance with TARP and in the interest of prudent risk management, we periodically assess the risk profile of our compensation program, to reduce unnecessary or excessive risks and to avoid opportunities for earnings manipulation intended to increase the compensation of employees. Our executive compensation program adheres to the requirements and limitations imposed as a result of our participation in TARP. We also seek to conform our executive compensation to best industry practices, including the use of bonus clawbacks and avoiding tax gross-ups and other controversial pay practices, while ensuring we retain the talent needed to execute under our relationship-based business strategy.

The Elements of Our Compensation Program
The major components of our executive compensation program are base salary, annual bonus and long-term incentives, the levels of which are based on our past practices, executive recruiting efforts, peer group comparisons and local market conditions. Consistent with our philosophy, our annual bonus and long-term incentive awards are structured to reward performance and reinforce a long-term focus. Benefits and perquisites are also provided. The executive compensation limitations under TARP also affect our executive compensation program.
Base Salary. The 2009 base salaries for our named executive officers are set forth in the following table:

Named Executive Officer	Position	2009 Base Salary

Larry D. Richman	President and Chief Executive Officer	$785,000
Kevin M. Killips	Chief Financial Officer	$380,000
Bruce R. Hague	President, National Commercial Banking	$435,000
Bruce S. Lubin	President, Illinois Commercial Banking	$385,000
Gary S. Collins	President, The PrivateWealth Group	$385,000
Mark P. Holmes(1)	Former Interim Chief Financial Officer	$201,980
Dennis L. Klaeser(2)	Former Chief Financial Officer	$310,000

(1)	Mr. Holmes served as Interim Chief Financial Officer (and principal financial officer) from February 6, 2009 until March 3, 2009. Pursuant to applicable SEC rules, his compensation for the entire year is disclosed.

(2)	Mr. Klaeser’s employment terminated March 31, 2009.
Base salary, benefits and perquisites are the only non-variable elements of our executive compensation program. In light of economic conditions in 2008 and 2009 and our cost containment efforts, our CEO recommended, and the Committee concurred, that no increases in the base salaries of our executive officers would be made at January 1, 2009. As a result, the salaries of Messrs. Richman, Hague, Lubin, Holmes, Collins and Klaeser remained unchanged from the salaries set in late 2007 or early 2008. Mr. Killips was recruited to join the Company during the first quarter of 2009. Mr. Killips’ salary was based primarily on reference to his salary with his prior employer.
In February 2010, our CEO recommended, and the Committee approved, increases for Messrs. Hague and Lubin because these executive officers have assumed additional responsibilities and had achieved certain personal performance goals. Effective March 1, 2010, Mr. Lubin’s base salary was increased by $15,000 to $400,000. Mr. Hague was given a lump sum of $10,000, which will not be considered base salary for determining his bonus, if any, or for other employee benefit calculations. Mr. Richman declined to accept any increase in his base salary at this time given the difficult 2009 for stockholders and the Company and the continuing challenges in 2010.
To ensure that his overall compensation remains competitive with the market, effective March 18, 2010, Mr. Killips’ base salary was increased by $45,000 to $425,000. Because of restrictions imposed under TARP, Mr. Killips is not eligible to participate in the annual incentive program for 2010. In order to maintain a level of compensation consistent with his internal peers, Mr. Killips was granted salary stock for 2010 with a value of $125,000. The salary stock will be paid in installments on each payroll date from March through December 2010. The actual number of shares issued to Mr. Killips will be based upon the closing price of the Company’s common stock as of each payroll date. Salary stock shares will be fully vested at issuance, but, pursuant to an agreement with Mr. Killips, the shares are restricted from sale for a period of 24 months.

Annual Bonus. Our annual bonus payments have historically represented a significant portion of the overall compensation package for our executives, although no bonuses were paid to executive officers for 2009.
2009 Annual Bonus Plan. In March 2009, the Committee established the Company-wide annual bonus plan for 2009, which generally covered our CEO and our other officers, managing directors, assistant managing directors and staff. Under the terms of the plan, a bonus pool would be established based on the Company’s 2009 financial performance. The key financial performance indicators and weightings for the 2009 annual bonus plan were:
•	net income available to common stockholders (40%) (“NIAC”);
•	revenue growth (15%);
•	efficiency ratio (non-interest expense divided by the sum of tax-equivalent net interest income plus non-interest income) (15%);
•	the ratio of annual average client deposits-to-average loans (15%); and
•	ratio of non-performing assets and charge-offs as a percentage of loans (15%).
In establishing the 2009 annual bonus plan, the Committee determined these five factors to be critical financial performance measures of how well we executed our business plan. The targets for each of the metrics were based upon the Company’s operating plan for 2009 approved by the Board in February 2009.
The separate, credit quality performance indicator (i.e., the non-performing asset measure) was new for 2009 and reflected management’s and the Committee’s acknowledgement of the importance of quality loan growth and loan portfolio management to the Company’s overall performance and a foundation for long-term stockholder value creation. The increase in the relative weighting of the net income component compared to the prior year reflected the greater emphasis that management and the Committee placed on efficient, effective and profitable execution of our business plan. To further emphasize the importance of net income, the 2009 bonus plan provided that no bonus payments would be funded for our executive officers and certain other senior officers unless NIAC exceeded $5 million.
Achievement of the operating plan goals for each of the metrics would result in funding of the bonus pool at 100% of the target bonus level. Performance that exceeded or fell short of operating plan would result in funding levels in accordance with the matrix below.

Performance	Bonus Pool Funding Level

Maximum	150% of target bonuses
Superior	125% of target bonuses
Target (2009 Operating Plan)	100% of target bonuses
Threshold	20% of target bonuses
Below Threshold	0% of target bonuses

In accordance with their employment agreements, the Committee established 2009 target bonus percentages for the named executive officers as set forth in the following table.

2009 Target Bonus
Opportunity (Percentage
Named Executive Officer	of Base Salary)

Larry D. Richman	125%
Kevin M. Killips	90%
Bruce R. Hague	110%
Bruce S. Lubin	90%
Gary S. Collins	90%
Mark P. Holmes	60%
Dennis L. Klaeser(1)	0%

(1)	Mr. Klaeser’s employment terminated effective March 31, 2009. His employment term sheet agreement in effect prior to termination of his employment provided that his bonus opportunity would be 90% of his base salary.
The actual bonus, if any, awarded for 2009 would depend first, on the level of the bonus pool funded by the Company’s full year financial performance relative to the financial performance metrics described above, and then upon individual performance factors tied primarily to business unit performance and personal performance against individual goals. For 2009, Mr. Richman’s bonus was to be based 80% on Company-wide financial performance and 20% on performance against his personal goals. For Messrs. Hague, Lubin, Collins and the other business unit leaders, the bonus was to be based 40% on Company-wide performance, 40% on business unit performance and 20% on personal performance. For Messrs. Killips and Holmes and other executive officers in the support groups, bonus determinations were to be weighted 75% on Company-wide performance and 25% on personal performance. Business unit performance would be determined based on the unit’s revenues and net income relative to the budgeted revenues and net income established in the development of the 2009 operating plan. Individual performance would be measured by the Committee based, in the case of Mr. Richman, on the Board’s evaluation of Mr. Richman’s performance against his Board-approved strategic, personal and leadership goals, and in the case of the other named executive officers, based on Mr. Richman’s evaluation of performance against the individual goals approved by Mr. Richman.
2009 Annual Bonus Awards. As a result of our net loss for 2009, a minimum bonus pool of $2.5 million was funded for 2009. None of this amount was paid to our executive officers.
2010 Annual Bonus Plan. In February 2010, the Committee established the Company-wide annual bonus plan for 2010. Under the terms of the plan, a bonus pool will be established based on the Company’s 2010 financial performance. The 2010 bonus plan is structurally similar to the 2009 plan. However, the key financial performance indicators and weightings for the 2010 annual bonus plan were determined to be as follows:
•	net income available to common stockholders (40%);
•	criticized loans as a percentage of Tier 1 capital plus the loan loss reserve (30%);
•	efficiency ratio (non-interest expense divided by the sum of tax-equivalent net interest income plus non-interest income, excluding losses on loan sales) (15%); and
•	the ratio of annual average client deposits, less brokered deposits and one-way CDARS (Certificate of Deposit Account Registry Service), to average loans (15%).

In establishing the 2010 annual bonus plan, the Committee determined these four factors best reflect our current business plan and strategic priorities. Both the factors and their relative weighting reflect our focus on delivering stockholder value and profitability while also reducing criticized assets and expenses. The targets for each of the metrics are based upon the Company’s operating plan for 2010 as approved by the Board in February 2010. The 2010 operating plan establishes goals which reflect:
•	intense credit management;
•	efficient deployment of capital;
•	revenue and deposit growth; and
•	core operating profit and return to profitability.
Achievement of the key financial performance goals will result in funding of the bonus pool at 100% of the target bonus level. Performance that exceeds or falls short of operating plan will result in funding levels in accordance with the matrix below.

Performance	Bonus Pool Funding Level

Maximum	150% of target bonuses
Superior	125% of target bonuses
Target (2010 Operating Plan)	100% of target bonuses
Threshold	40% of target bonuses
Below Threshold	0% of target bonuses
Weighted average performance above the operating plan level is required to reach bonus pool funding above the 100%-of-target level. In addition, the Committee approved two levels of above-target performance, superior and maximum, in order to provide additional incentives for our management and employees to continue to grow and strengthen our franchise. Achievement above superior in any of the performance metrics will not result in additional bonus payout unless NIAC also exceeds the superior performance level. If the Company does not achieve positive NIAC for 2010, the Committee retained the discretion to establish a pool of up to $5 million if at least threshold achievement has been reached in all of the three other performance metrics.
In order to further align management’s interests with the long-term interests of our stockholders, for 2010, the Committee provided that any bonus awarded to Mr. Richman will be paid one-half in cash and one-half in shares of restricted stock. The restricted stock will vest ratably over three years. 2010 bonus awards to the other named executive officers and certain other executives will be paid 75% in cash and 25% in shares of restricted stock, which will vest ratably over three years. The amount, timing and vesting terms of cash and the equity components of such bonuses may be modified in order to comply with TARP executive compensation restrictions.

In accordance with their employment agreements, the Committee established 2010 target bonus percentages for Mr. Richman, and the other named executive officers whose employment is continuing as set forth in the following table.

2010 Target Bonus
Opportunity (Percentage
Named Executive Officer	of Base Salary)

Larry D. Richman	125%
Kevin M. Killips	Not eligible due to TARP
Bruce R. Hague	110%
Bruce S. Lubin	90%
Mark P. Holmes	60%
The determination of the Company’s performance and resulting bonus pool funding is expected to be made by the Committee in early 2011 based on the Company’s financial results for 2010. In accordance with the bonus plan, the Committee retains the discretion to make adjustments to the reported results and the bonus pool funding in the event of certain unusual or extraordinary events or financial statement items that, in the Committee’s determination, positively or negatively impact the reported financial results in a manner such that they do not appropriately reflect the Company’s actual performance during 2010. Such items may include, but are not limited to, prior period accounting adjustments, goodwill or deferred tax asset impairment charges, litigation costs related to prior periods, losses on disposal of assets, deposit insurance fund special assessments, extraordinary items and legislative changes.
The actual bonus, if any, awarded for 2010 will depend first, on the level of the bonus pool funded by the Company’s full year financial performance relative to the financial performance metrics described above, and then upon individual performance factors tied primarily to business unit performance and personal performance against individual goals. For 2010, Mr. Richman’s bonus will be based 80% on Company-wide financial performance and 20% on performance against his personal goals. For Messrs. Hague, Lubin and the other business unit leaders, the bonus will be based 40% on Company-wide performance, 40% on business unit performance and 20% on personal performance. For Mr. Holmes, Mr. Killips, if he were eligible for a bonus under TARP, and other executive officers in the support groups, bonus determinations are weighted 75% on Company-wide performance and 25% on personal performance. Business unit performance will be determined based on the unit’s revenues and net income relative to the budgeted revenues and net income established in the development of the 2010 operating plan. Individual performance will be measured by the Committee based, in the case of Mr. Richman, on the Board’s evaluation of Mr. Richman’s performance against his Board-approved strategic, personal and leadership goals, and in the case of the other named executive officers, based on Mr. Richman’s evaluation of performance against the individual goals approved by Mr. Richman.
As described above, TARP prohibits the Company from paying or accruing bonus, incentive or retention compensation with respect to our five most highly compensated employees, other than bonuses pursuant to certain written employment agreements in effect as of February 11, 2009, and certain awards of restricted stock. This prohibition applies so long as the Treasury Department holds its investment in our preferred stock. Mr. Killips, who received a signing bonus and long-term incentive awards, was not subject to this restriction during 2009. Because no bonus or other incentive compensation was earned by any of our other named executive officers during 2009, this limitation did not affect any of our named executive officers during 2009. For 2010, this prohibition applies to Mr. Killips and four other employees who are not executive officers and who received bonus, incentive or retention compensation or equity awards during 2009 pursuant to contracts in effect as of February 11, 2009.

Long-Term Incentives. Prior to 2007, we provided long-term incentive compensation exclusively through time-vested stock options and restricted stock awards under our stockholder approved Incentive Compensation Plan. During 2007, we established two new equity-based incentive compensation plans to facilitate the execution of our business plan:
•	the Strategic Long-Term Incentive Plan authorized the grant of equity awards covering up to 5,000,000 shares of our common stock as inducement awards to newly recruited officers and employees recruited to join us as part of our business plan. No additional awards may be made under this plan after December 31, 2009; and
•	the 2007 Long-Term Incentive Compensation Plan which authorized the grant of awards covering up to 5,000,000 shares of our common stock and was approved by our stockholders at the 2008 Annual Meeting of Stockholders.
As described above, we used multi-year, performance-based transformational equity awards as a material inducement to recruit executives. The Committee developed the long-term incentive piece of the compensation program in order to provide the newly recruited executives and employees with the potential for substantial upside gain only if those executives remain with the Company for the long term and are able to deliver significant value to the stockholders. This objective was implemented by:
•	granting several years’ worth of stock options and performance shares up-front, to send a strong recruiting message and provide significant upside opportunity to the executive in the value he or she helps to create;
•	subjecting more than half of the value of the long-term awards to the achievement of what we believed to be top quartile (or above) growth in EPS and stock price over a five-year performance period; and
•	providing an opportunity to earn the remainder of the awards by remaining with the Company for at least five years.
The inducement awards for Messrs. Richman, Hague, Holmes and Lubin were made on November 1, 2007, on or shortly after the day that each executive joined the Company, in accordance with agreements entered into in connection with the recruitment of each of the executives. The inducement award was a combination of performance-vested stock options, time-vested stock options, and performance shares. In addition, on November 1, 2007, we made awards under our 2007 Long-Term Incentive Compensation Plan to Messrs. Collins and Klaeser and certain other officers in order to provide similar incentives for them to support our business plan.
One-fifth of the performance shares included in the equity awards described above were to vest on December 31 of each year beginning in 2008 if a required 20% compounded annual growth in the Company’s stock price has been achieved during such year from a base price of $27.91 set during the fourth quarter 2007. Although the stock price goal was achieved in 2008 based upon achievement of the required stock price of $33.49 during that year, no shares were vested during 2009 (required price of $40.19).

In January 2010, the Committee determined that, in light of current economic conditions and the Company’s recent stock price performance relative to the required vesting hurdles of $48.23, $57.87 and $69.45 for 2010, 2011 and 2012, respectively, additional tranches of the performance shares were unlikely to vest. As a result, the Committee amended the performance shares to convert them into time-vested awards by eliminating the stock price performance metric. The purpose of the amendment was to provide long-term incentives, to create a meaningful retention benefit, to better match employee benefit with Company expense, and to avoid further dilution to stockholders through the issuance of new equity awards. The performance shares issued to Messrs. Collins and Klaeser were not modified because they were not employed by the Company at the time of the amendment. The amendment did not change the number of shares, the remaining vesting dates (December 31, 2010, 2011 and 2012), continued service requirements or any other terms or conditions set forth in the original equity awards. In addition, each amendment was contingent upon the holder’s acknowledgment and agreement that the amendment and all other compensation arrangements are subject to compliance with executive compensation restrictions and requirements under TARP. In the event of a change in control, death or disability prior to December 31, 2012, any unvested awards vest in full. Additional vesting is also provided in the event of involuntary termination other than for cause. Vesting in such circumstances, or upon a change in control or otherwise, may be subject to limitation due to the restrictions under TARP.
The stock options granted on November 1, 2007, had an exercise price of $26.10, the closing price of the Company’s common stock on November 1, 2007. One-half of the stock options are time-vesting options which vest on December 31st of each year beginning in 2008 through 2012, subject to continued employment on each such date.
The other half of the stock options, the performance-vesting options, were to vest upon satisfaction of earnings per share (EPS) goals for the five-year performance period 2008 through 2012, ranging from $1.98 to $4.11. Like the performance share awards, one-fifth of the performance-vesting stock options were eligible to vest as of December 31st of each year beginning in 2008 if the required 20% compounded annual growth in EPS has been achieved during such year. None of the performance options vested in 2008 or 2009, and the Committee determined that performance option recipients did not expect the awards to vest in subsequent years. In light of the Committee’s determination not to implement a broad-based annual equity award program in 2010, and in order to reduce the overhang associated with the performance options and the perceived dilutive effect of these prior awards, the Committee sought cancellation of the performance option awards for no additional consideration. Our named executive officers and other option holders surrendered approximately 1.4 million performance stock options in the aggregate.
The Company made an inducement award to Mr. Killips on February 10, 2009, shortly after he joined the Company. Unlike the awards to Messrs. Richman, Hague, Holmes, Klaeser, Lubin and Collins, the award to Mr. Killips consisted of time-vested shares of restricted stock and time-vested stock options. The stock options granted to Mr. Killips have an exercise price of $14.30, the closing price of the Company’s common stock on February 10, 2009. One-quarter of the shares of restricted stock and one-quarter of the stock options vested on February 10, 2010, the first anniversary of Mr. Killips’ employment commencement date. An equal number of shares of restricted stock and stock options will vest on each of February 10, 2011, 2012 and 2013, subject to his continued employment on such dates.
The Company also granted Mr. Killips time-vested shares of restricted stock in order to compensate him for certain equity awards he was required to forfeit upon leaving his prior employer. One-third of this restricted stock award vested on each of February 27, 2009 and February 10, 2010, and one-third will vest on February 10, 2011, subject to his continued employment on such date. The number and fair market value of the restricted shares awards granted and vested during 2009, is set forth in the “2009 Grants of Plan-Based Awards” table and the “2009 Options Exercised and Stock Vested” table under “Executive Compensation.”

In accordance with the original grant agreement, the time-vested options issued to Mr. Klaeser fully vested upon termination of his employment on March 31, 2009 and expired on March 31, 2010. In addition, the minimum number of performance options required under the original grant agreement vested on December 31, 2009. The number and fair market value of these vested options is set forth in the “2009 Options Exercised and Stock Vested” table under “Executive Compensation.” None of Mr. Klaeser’s performance shares vested in 2009 and he received no additional equity awards in 2009.
There was no acceleration of vesting of Mr. Collins’ outstanding equity awards as a result of his departure from the Company. Information relating to his outstanding equity awards is set forth in the “Outstanding Equity Awards as of December 31, 2009” table under “Executive Compensation.”
During 2009, we made awards, and we expect to continue to make awards to new hires and to newly promoted officers. During 2010, we expect to make such awards periodically on a fixed date, such as the first business day of the month following the hire or promotion, and will not time those awards based on earnings releases or other announcements. During 2010, we also expect to make limited equity awards to certain high-performing employees for retention and incentive purposes. We anticipate that in future years, annual long-term incentive awards will be made. Stock options are priced at the closing price on the date of grant.
Executive Benefits and Perquisites. Our CEO and each of our named executive officers participate in the employee benefit programs we provide to our employees generally, including our 401(k) savings and employee stock ownership plan (the KSOP), health and life insurance programs and a disability insurance program for senior officers. We do not maintain a defined benefit plan or supplemental executive retirement plan (“SERP”). We do maintain a non-qualified deferred compensation plan under which our executives may defer all or a portion of their current cash compensation. We do not provide a matching or other contribution under the deferred compensation plan. Deferred amounts are credited with earnings based either on a rate of interest determined under the plan or based on performance of deferred stock unit investments.
During 2009, we provided Mr. Richman with a driver who is also a Company employee in order to assist him with the discharge of his duties. We reimbursed our named executive officers, including our CEO, for dues and business expenses associated with membership at certain clubs. We have paid the amounts for the driver, club dues and business expenses because we believe them to, in the case of his driver, meaningfully enhance the productivity of our CEO, and in the case of club dues and other business expenses, to assist our executives with their business development activities on behalf of the Company. During 2009, we reimbursed Mr. Killips for certain legal expenses he incurred in connection with the negotiation and review of his employment arrangements. We provided these benefits to facilitate recruitment and the standardization of our employment agreements. During 2009, we also reimbursed Mr. Klaeser for certain legal expenses he incurred in connection with the negotiation and review of his Separation Agreement and General Release.
Effective January 1, 2010, we discontinued reimbursement of club dues and instead provide each executive officer with a fixed monthly allowance. The Compensation Committee believes the fixed monthly allowance will cut down significantly on the administrative time and costs associated with reimbursing such expenses and also enable the Company to more easily monitor and control these expenditures. The total allowances expected to be paid to our named executive officers for 2010 are: Mr. Richman—$24,780; Mr. Killips—$13,968, Mr. Holmes—$0, Mr. Hague—$10,806 and Mr. Lubin—$31,060.
Employment Agreements. We maintain employment agreements with our CEO and other senior executives. We have done so because employment agreements provide certainty and stability to our management team and are typical within our industry, particularly in light of consolidation that has and is likely to continue to take place. The employment agreements contain commitments with respect to the executive’s position and compensation, provide for severance benefits in the event of involuntary termination within or outside the context of a change in control and obtain commitments from the executive with respect to confidentiality and restrictive covenants.

In connection with the execution of our business plan, we entered into employment agreements with Mr. Richman and other newly recruited officers. Our willingness to enter into these agreements was an important factor in our ability to attract the executives. We subsequently entered into new employment agreements with Mr. Collins and Mr. Klaeser and other members of our management team to conform their arrangements to those of the newly recruited executives as part of our desire to develop a one-team approach. The agreements were based on our assessment of current competitive practice, recruitment considerations, input from the Compensation Committee’s compensation consultant and the Company’s advisors and negotiations with the executives. For a more complete description of the employment agreements and potential payments to the CEO and other named executive officers in the event of termination of employment or a change in control, see “Executive Compensation—Employment Agreements” and “Potential Payments on Termination or Change in Control” below.
In connection with our participation in TARP, Mr. Richman and each of our executive officers have entered into agreements with the Company having the effect of amending their existing employment agreements and other compensation arrangements to the extent necessary to comply with the requirements of TARP. Pursuant to these agreements with the Company and in accordance with limitations set forth in TARP, each of our senior executive officers is prohibited from accruing or receiving any severance benefit if their termination occurs during 2010, regardless of whether such termination is in connection with a change of control of the Company or otherwise.
On February 6, 2009, the Company entered into an agreement with Mr. Killips pursuant to which Mr. Killips joined the Company on February 10, 2009 and subsequently assumed the role of Chief Financial Officer of the Company on March 3, 2009. We entered into the agreement in order to recruit Mr. Killips to our Company. The terms of our arrangements reflect compensation in line with our other senior executive officers.
On July 6, 2009, the Company entered into a Separation Agreement and General Release with Mr. Klaeser relating to the termination of his employment on March 31, 2009. The delay in entering into the Separation Agreement and General Release was due to uncertainty of the Company’s ability to pay severance amounts and certain other benefits to Mr. Klaeser under TARP. Under the Separation Agreement and General Release, the Company agreed to pay Mr. Klaeser the following amounts:
•	an aggregate severance amount of $465,833, which is equal to Mr. Klaeser’s annual base salary at the time of his termination plus the average of Mr. Klaeser’s bonus amount for the years 2006 through 2008;
•	accrued but unused vacation as of March 31, 2009, and reimbursement of all business expenses incurred by him prior to March 31, 2009;
•	the right to receive continuing medical coverage for at least 12 months at active employee premium rates;
•	$12,500 to reimburse him for legal fees paid to his counsel in regard to the Separation Agreement and General Release; and
•	$25,000 on his behalf to an executive outplacement firm.

Mr. Klaeser’s termination also impacted his outstanding equity awards. The time-vested stock options issued to Mr. Klaeser on November 1, 2007, fully vested as of March 31, 2009. A total of 3,125 performance-vested stock options issued to him on November 1, 2007 vested on December 31, 2009 because of the minimum vesting provisions of that award. He also forfeited the unvested portion of all remaining equity awards.
No incremental amounts were paid to Mr. Collins, other than accrued vacation benefits, nor were any additional equity awards vested in connection with Mr. Collins’ departure from the Company on December 31, 2009.
Additional Information Relating to Executive Compensation
Stock Ownership Guidelines. The Company believes that significant stock ownership by our executive officers and directors strengthens the alignment of the executive officers and directors with the interests of our stockholders and promotes our long-term business objectives. In light of the significant recruitment that occurred as a result of our business plan and to reflect our commitment to sound corporate governance practices, in March 2008 we adopted stock ownership guidelines for our executive officers and directors.
Under the stock ownership guidelines, our Chairman of the Board, non-employee directors, Chief Executive Officer and other executive officers are expected to accumulate shares of our common stock to meet the applicable ownership level within five years of the later of March 31, 2008 or their election or appointment (the “accumulation period”). For purposes of the guidelines, “shares” include shares acquired in open market purchases, upon exercise of stock options or vesting of performance shares or restricted shares or other stock-based awards, or shares or units accumulated through our KSOP or deferred compensation plan. To meet the required level, the officer or director must have acquired and must hold shares having a value equal to the applicable level. Until the officer or director has reached the applicable level, the officer or director must retain at least 50% of the number of shares (net of taxes) received by the officer or director upon exercise of stock options or vesting of stock awards. The ownership guidelines are indicated in the following table.

Position	Stock Ownership Level

Chairman of the Board	5 times annual base salary
Chief Executive Officer	5 times annual base salary
Other Executive Officers	3 times annual base salary
Non-Employee Directors	3 times annual cash retainer
In March 2010, the Compensation Committee reviewed the progress of the named executive officers toward compliance with the guidelines and found each executive officer to be on pace to meet his or her stock ownership requirements within the prescribed period.
Policy Regarding Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), limits the tax deductions by public companies for remuneration paid or provided to certain executive officers. Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to the CEO and the three most highly compensated individuals who are employed as executive officers at year-end and included as named executive officers in the proxy statement. However, the deduction for certain performance-based compensation is excluded from the Section 162(m) limits if paid pursuant to plans approved by stockholders of the Company, such as the Company’s existing Incentive Compensation Plan and 2007 Long-Term Incentive Plan. Generally, it has been the Committee’s practice to structure annual bonuses paid to such officers as performance-based compensation under Section 162(m). For example, in connection with the 2009 annual bonus program, the Committee established performance-based awards under the Incentive Compensation Plan in order to qualify any bonus earned by the Chief Executive Officer and other executive officers as performance-based compensation under Section 162(m). However, the long-term incentive compensation and sign-on and make-whole bonuses awarded in connection with the recruitment of Mr. Richman and other officers, as well as the special equity awards made to the existing management team, were not awarded under a stockholder approved plan and will not qualify for the “performance-based” compensation exception.

As a result of our participation in TARP, we are subject to amendments to Section 162(m) which further limit the deductibility of remuneration earned by our senior executive officers. These limits include a reduction of the deductible compensation cap from $1 million to $500,000, elimination of the exception for performance-based compensation and expansion of the group subject to the limitation to specifically include the Chief Financial Officer. When considering whether to participate in TARP, the Board of Directors did consider the potential increased after-tax cost of our executive compensation program because of the additional deduction limitation. However, the Board determined that the incremental cost would not be significant. As a result, while the Committee will remain mindful of the increased compensation-related tax benefits lost as a result of the Company’s participation in TARP, it has concluded that this will not be a significant factor in its decision-making with respect to the compensation of our executive officers.
COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
The Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis set forth in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee and such independent members of the Board of Directors have each recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Company’s proxy statement in connection with the Company’s 2010 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.
Narrative Concerning Compensation Plan Risk and Earnings Manipulation
In February and March 2009, the Committee met several times with the Company’s senior risk officer to review executive officer incentive compensation programs for purposes of determining whether they encourage excessive or unnecessary risk-taking by our senior executive officers. As part of its review, the Committee received a presentation regarding key enterprise risks to which the Company is subject, including interest rate, liquidity, investment, operational, compliance and regulatory, credit quality and other risks. The Committee also received an analysis of the incentive plan components that implicate those risks and the controls and actions taken to mitigate those risks. In reaching the conclusion that the Company’s executive compensation program does not encourage the Company’s senior executive officers to take excessive or unnecessary risks that threaten the value of the institution, the Committee and the Company’s senior risk officer noted that the use of multiple performance metrics as a basis for incentive compensation, coupled with the Company’s enterprise risk management function, result in managed risk-taking that is appropriately balanced and supportive of creating long-term stockholder value. The Committee also considered the balance of short and long-term incentives and the requirement to own a substantial amount of Company stock during employment.

During the second half of 2009 the Company and the Committee undertook a comprehensive review of excessive risk and earnings manipulation potential posed by all employee compensation plans, a process that is required by TARP regulations to be done on a semi-annual basis. The process was expanded from that undertaken by the Company in February and March of 2009, which covered only incentive compensation plans affecting our named executive officers, to include all of the Company’s current employee compensation plans. The Company’s Chief Risk Officer coordinated this effort and involved a cross-disciplinary team, which included representatives from the Company’s finance, risk management, human resources, legal and compliance functions. Management also engaged an independent consultant to support the process and to help ensure that the review was structured and based on assessment methodology that reflects emerging best practice. Business leaders from operating units helped to develop an inventory of existing compensation plans and, where necessary, provided additional information about the nature of the plans and related business unit’s risk management practices.
The review process began with a full inventory of our current compensation plans, as defined by the TARP regulations. All plans were reviewed relative to a specific set of criteria to determine whether the plan required an in-depth assessment. Those criteria were:
•	whether or not TARP required the plan to be evaluated for excessive risk and earnings manipulation potential;
•	specific plan characteristics, including the identity and number of participants and plan type and payouts; and
•	the plan payout relative to the broader Company compensation program and market practice.
We also evaluated whether such arrangements represented formalized compensation plans as compared with individual contractual obligations, settlement payments or other arrangements.
Based upon this review, the Company and the Committee determined, without additional analysis, that certain of our compensation arrangements, including contractual arrangements with persons who were not senior executive officers, departmental incentive and referral programs providing a de minimis payout, certain retention bonus awards, the Company’s KSOP plan and its health and welfare benefit plans, were either not covered by the TARP requirements or were not expected to expose the Company to unnecessary or excessive risk or provide the opportunity for earnings manipulation. All remaining plans were reviewed in greater detail, as described below.
For each compensation plan that was reviewed in depth, the plan design was evaluated to understand the payout structure (including typical and aggregate payments) and the degree to which design features might, by themselves, be seen to encourage (or not discourage) excessive business risk. This qualitative evaluation determined the “inherent” risk associated with the plan, which was assigned a “low,” “moderate” or “high” rating. Management and the Committee then evaluated the applicable business unit’s and the Company’s governance practices with respect to such plans to determine the degree to which current governance practices mitigate or increase the inherent risk associated with such compensation plans. The application of governance practices to the inherent risk analysis resulted in a “residual” risk rating for each such plan on a “low,” “moderate” or “high” scale. Residual risk, a reflection of the degree to which inherent risk is mitigated by governance or business practices, was the final measure used to determine the extent to which an incentive plan may encourage (or does not actively discourage) excessive risk taking for purposes of this review.

A separate, but parallel review considered the possibility of earnings manipulation to enhance the compensation of any employee. For this analysis, the Company identified the roles most likely to provide an opportunity to manipulate earnings (the CEO, direct reports to the CEO and business unit leadership) and then conducted a detailed review of their current incentive plans. These plans were reviewed relative to a separate set of design criteria to determine whether each plan encourages (or does not actively discourage) earnings manipulation. In cases where incumbents are eligible for multiple incentive programs, the analysis considered whether any additional risk emerged based on overlap in the plans.
As part of this review, the Company identified and documented 25 compensation plans, of which 11 plans were subjected to the more detailed evaluation described above. The Company and Committee determined that the residual risk of such plans did not pose unnecessary or excessive risks that threaten the value of the Company and that the Company has made all reasonable efforts to limit any unnecessary risks. Likewise, the earnings manipulation review findings showed that the compensation plans do not currently encourage manipulation of reported earnings to enhance the compensation of any employee.
The primary factors resulting in these conclusions were:
•	the use of balanced performance metrics in material incentive plans;
•	the use of bonus clawbacks, as required by TARP;
•	the business limitations imposed on the plans;
•	active Committee oversight of material compensation plans; and
•	departmental segregation of oversight function, including calculation and validation of payments.
Although the Company and the Committee have concluded that applicable TARP standards did not mandate any compensation plan design or corporate governance changes, the Company has identified several opportunities to adjust plan design and governance practices in order to improve risk management, and will continue to evaluate its compensation plans going forward. To date, the Company has implemented several changes, including process changes intended to provide greater governance support. In addition, the Company and the Committee will continue to periodically review the Company’s existing plans, modifications to existing plans and any new plans in order to align with such plans with the Company’s business goals, to improve our competitive positioning and to improve the overall risk profile of our compensation program.
The Committee will conduct a similar review of all of our compensation plans on a semi-annual basis as required by TARP.

TARP Certification
The Compensation Committee certifies that:
1.	It has reviewed with the Company’s chief risk officer the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;
2.	It has reviewed with the Company’s chief risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and
3.	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.
Compensation Committee
James M. Guyette (Chair)
Cheryl Mayberry McKissack
Edward W. Rabin
Collin Roche
James Tyree

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table shows cash and non-cash compensation for the years ended December 31, 2009, 2008 and 2007, for the Company’s “Principal Executive Officer,” the Company’s current “Principal Financial Officer,” all persons who served as “Principal Financial Officer” during 2009 and for the next three most highly compensated executive officers during 2009. We refer to these seven individuals as our “named executive officers” throughout this proxy statement.

								Change in
								Pension
								Value &
								Nonqualified
						Non-Equity		Deferred
Name and Principal				Stock	Option	Incentive Plan		Compensation	All Other
Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation		Earnings(3)	Compensation		Total
		($)	($)	($)	($)	($)		($)	($)		($)

Larry D. Richman	2009	785,000	—	—	—	—		—	98,991	(6)	883,991
President and CEO	2008	785,000	—	—	—	600,010	(5)	—	76,656		1,461,666
(Principal Executive Officer)	2007	130,834	—	2,205,000	4,051,875	—		—	—		6,387,709

Kevin M. Killips	2009	339,564	50,000	750,021	242,627	—		—	15,579	(7)	1,397,791
Chief Financial Officer (Principal Financial Officer)(4)

Dennis L. Klaeser	2009	77,500	—	—	—	—		—	522,606	(8)	600,106
Former Chief	2008	310,000	—	—	—	—		—	24,970		334,970
Financial Officer(4)	2007	237,000	147,500	367,525	675,313	—		17,478	15,876		1,460,692

Mark P. Holmes	2009	201,980	—	—	—	—		—	7,350	(7)	209,330
Managing Director of the Private Bank —Chicago and Former Interim Chief Financial Officer(4)

Bruce R. Hague	2009	435,000	—	—	—	—		—	42,231	(7)	477,231
President,	2008	435,000	—	—	—	375,000		—	40,005		850,005
National Banking	2007	77,520	1,171,250	735,000	1,350,625	—		—	774,400		4,108,795

Bruce S. Lubin	2009	385,000	—	—	—	—		—	34,178	(7)	419,178
President,	2008	385,000	—	—	—	345,000		—	34,502		764,502
Illinois Commercial Banking	2007	73,051	916,250	735,000	1,350,625	—		—	378,781		3,453,707

Gary S. Collins	2009	385,000	—	—	—	—		—	25,720	(7)	410,720
Former President, Private Clients Group(4)

(1)	Amounts represent the value of restricted stock awards granted during the year at grant date fair value computed in accordance with FASB ASC Topic 718. Restricted stock awards granted to Mr. Killips in 2009 have time-vesting conditions. Restricted stock awarded in 2007 to Messrs. Richman, Klaeser, Hague and Lubin had both performance-vesting and time-vesting conditions. Other than with respect to Mr. Klaeser (whose employment terminated during 2009), the performance-vesting awards were converted to time-vested awards in January 2010 as discussed in the Compensation Discussion and Analysis under the caption “The Elements of Our Compensation Program—Long-Term Incentives”. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 16 to the Company’s audited financial statements included in its 2009 Annual Report on Form 10-K.

(2)	Amounts represent the value of stock options granted during the year computed in accordance with FASB ASC Topic 718. Stock options granted to Mr. Killips in 2009 have time-vesting conditions. Stock options granted in 2007 to Messrs. Richman, Klaeser, Hague and Lubin were both performance-vesting options and time-vesting options. Other than with respect to Mr. Klaeser (whose employment terminated during 2009), the performance-vesting options were surrendered in January 2010, as described in the Compensation Discussion and Analysis under the caption “The Elements of Our Compensation Program—Long-Term Incentives”. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 16 to the Company’s audited financial statements included in its 2009 Annual Report on Form 10-K.

(3)	This amount represents interest earned in the Deferred Compensation Plan at a rate exceeding 120% above the Applicable Federal Rate.

(4)	Mr. Klaeser’s employment with the Company terminated on March 31, 2009. Mr. Holmes served as Interim Chief Financial Officer of the Company from February 6, 2009 to March 2, 2009 and remains with the Company. Mr. Killips was hired in February 2009 and became Chief Financial Officer effective March 3, 2009. Mr. Collins’ departure from the Company occurred on December 31, 2009. Mr. Holmes and Mr. Collins were not named executive officers in 2008 or 2007.

(5)	Mr. Richman was paid his 2008 cash bonus in the form of a long-term restricted stock award covering 43,322 shares on March 30, 2009. This award was made in shares based on the interpretation of the American Recovery and Reinvestment Act of 2009 (“ARRA”) relating to bonus payments made after the enactment of the ARRA on February 17, 2009. Under the terms of the award, the shares would vest as early as permitted under then yet-to-be released Treasury guidance. In June 2009, the Treasury issued regulations permitting the shares to vest prior to June 15, 2009. On June 14, 2009, the Compensation Committee approved the vesting of the shares. For additional information, see the “2009 Option Exercises and Stock Vested” table.

(6)	In addition to amounts attributable to club membership dues of $26,922, matching contributions to the Company’s 401(k) plan and parking benefits, this amount also includes the $61,370 incremental cost to the Company of providing an employee as a driver for Mr. Richman. This cost represents 50% of the total salary and benefits costs incurred by the Bank, which are attributable to the employee (it is estimated that the employee devotes approximately one-half of his time to his driving-related duties), plus maintenance, operating and insurance costs paid by the Company. The driver uses Mr. Richman’s personal car for these purposes.

(7)	For Messrs. Hague, Lubin and Collins, this amount includes club membership dues and fees, matching contributions to the Company’s 401(k) plan, parking benefits and in the case of Mr. Collins, restricted stock dividends. Club membership dues and fees for 2009 totaled $31,702 for Mr. Hague. For Mr. Killips, this amount includes club membership dues and fees, parking benefits, restricted stock dividends and reimbursement of legal fees incurred in connection with the negotiation of his employment agreement with the Company. For Mr. Holmes this amount includes matching contributions to the Company’s 401(k) plan.

(8)	For Mr. Klaeser, this amount includes severance-related benefits totaling $519,241, club membership dues and fees, restricted stock dividends and matching contributions to the Company’s 401(k) plan.
Plan-Based Award Grants in Last Fiscal Year
The following table shows incentive bonus compensation plan information and awards of restricted stock, performance shares and stock options made to each named executive officer in 2009 and the fair value of the awards as of the grant date. For a discussion of the terms of these awards, see “Compensation Discussion and Analysis—Long-Term Incentives.”
2009 Grants of Plan-Based Awards

						All Other	All Other
						Stock	Option		Grant
						Awards:	Awards:	Exercise	Date Fair
			Estimated Future Payouts Under Equity			Number	Number of	or Base	Value of
			and Non-Equity Incentive Plan			of Shares	Securities	Price of	Stock and
			Awards(1)			of Stock	Underlying	Option	Option
			Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Type of Award	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)(2)

Larry D. Richman	Annual Cash Incentive(3)	02/13/09	196,250	981,250	1,471,875	—	—	—	—
Kevin M. Killips	Time Vested Stock Option	02/10/09	—	—	—	—	42,641	14.30	242,627
	Time Vested Restricted Stock	02/10/09	—	—	—	52,449	—	—	750,021
	Annual Cash Incentive	02/13/09	68,400	342,000	513,000
Dennis L. Klaeser	—	—	—	—	—	—	—	—	—
Mark P. Holmes	Annual Cash Incentive	02/13/09	24,238	121,188	181,782	—	—	—	—
Bruce R. Hague	Annual Cash Incentive	02/13/09	95,700	478,500	717,750	—	—	—	—
Bruce S. Lubin	Annual Cash Incentive	02/13/09	69,300	346,500	519,750	—	—	—	—
Gary S. Collins	Annual Cash Incentive	02/13/09	69,300	346,500	519,750	—	—	—	—

(1)	Reflects potential bonus payouts at threshold, target and maximum. For annual cash incentive awards, threshold payout of 20% of target reflects meeting the minimum standard for all five financial goals, while the maximum payout of 150% of target represents achieving maximum performance on all five goals. As a result of not meeting a minimum required net income available to common stockholders goal, no bonuses were paid to the named executive officers.

(2)	Represents the value of the equity award computed in accordance with FASB ASC Topic 718. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 16 to the Company’s audited financial statements included in its 2009 Annual Report on Form 10-K.

(3)	The annual cash incentive payment to Mr. Richman, if any, would have been subject to reduction, deferral and/or payment in the form of restricted stock to comply with TARP rules which became effective on June 15, 2009.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes certain information for each named executive officer with respect to outstanding equity awards and the value of such awards.
Outstanding Equity Awards as of December 31, 2009

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities						Market Value
	Underlying	Underlying				Number of		of Shares or
	Unexercised	Unexercised				Shares or Units		Units of Stock
	Options	Options		Option Exercise		of Stock that		that have not
	(#)	(#)		Price	Option	have not Vested		Vested
Name	Exercisable	Unexercisable(1)		($)	Expiration Date	(#)(1)(2)		($)(3)
Larry D. Richman	75,000	300,000	(4)	26.10	11/1/17	120,000		1,076,400	(5)
Kevin M. Killips	—	42,641	(6)	14.30	2/10/19	40,794	(7)	365,922
Dennis L. Klaeser	31,250	—		26.10	3/31/10	—		—
	3,125	—		26.10	12/31/10	—		—
Mark P. Holmes	10,000	40,000	(4)	26.10	11/1/17	12,000		107,640	(5)
Bruce R. Hague	25,000	100,000	(4)	26.10	11/1/17	40,000		358,800	(5)
Bruce S. Lubin	25,000	100,000	(4)	26.10	11/1/17	40,000		358,800	(5)
Gary S. Collins	5,000	—		26.89	3/31/10	—		—
	5,000	—		30.59	3/31/10	—		—
	12,500	—		26.10	3/31/10	—		—
	3,300	—		46.51	3/31/10	—		—

(1)	See “Compensation Discussion and Analysis—Long-Term Incentives” for a discussion of certain terms of restricted stock awards and stock options, including events occurring in January 2010.

(2)	Holders of unvested stock awards receive dividends paid by the Company and have voting rights as if the underlying shares were beneficially owned by the holder; provided that dividends related to unvested performance shares that were converted into time-vested shares in January 2010 will be paid at the time the underlying shares are earned.

(3)	Value of shares represented by outstanding stock awards based on the closing price of our Common Stock on December 31, 2009 of $8.97.

(4)	As described above under “Compensation Discussion and Analysis—Long-Term Incentives,” the performance-vested options were surrendered in January 2010 for no consideration. The number of performance-vested options surrendered that are included in the totals above is as follows: Mr. Richman—140,625; Mr. Holmes—18,750; Mr. Hague—46,875; and Mr. Lubin—46,875. The balance of the stock options will vest in accordance with the following schedule:

	December 31,
	2010	2011	2012	Total
Name	(#)	(#)	(#)	(#)
Larry D. Richman	37,500	37,500	84,375	159,375
Mark P. Holmes	5,000	5,000	11,250	21,250
Bruce R. Hague	12,500	12,500	28,125	53,125
Bruce S. Lubin	12,500	12,500	28,125	53,125

(5)	As described above under “Compensation Discussion and Analysis—Long-Term Incentives,” these performance awards were amended in January 2010 and converted from performance-vested shares into time-vested shares of restricted stock. The number of performance shares so amended was: Mr. Richman—112,500; Mr. Holmes—11,250; Mr. Hague—37,500; and Mr. Lubin—37,500. The shares will vest in accordance with the following schedule:

	December 31,
	2010	2011	2012	Total
Name	(#)	(#)	(#)	(#)
Larry D. Richman	37,500	37,500	45,000	120,000
Mark P. Holmes	3,750	3,750	4,500	12,000
Bruce R. Hague	12,500	12,500	15,000	40,000
Bruce S. Lubin	12,500	12,500	15,000	40,000

(6)	25% of the total options will vest on each of February 10, 2010, 2011, 2012 and 2013.

(7)	The vesting dates for these shares is as follows: February 10, 2010—16,027; February 10, 2011—16,026; February 10, 2012—4,371; and February 10, 2013—4,370.

2009 Option Exercises and Stock Vested
The following table shows the number of stock option awards exercised by each named executive officer in 2009 and the value realized on exercise. It also shows the number of shares acquired upon the vesting of restricted stock awards and the value realized on vesting.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting	Vesting(2)
Name	(#)	($)	(#)	($)

Larry D. Richman	—	—	43,322	973,879
Kevin M. Killips	—	—	11,655	145,221
Dennis L. Klaeser	18,000	142,740	—	—
Mark P. Holmes	—	—	—	—
Bruce R. Hague	—	—	—	—
Bruce S. Lubin	—	—	—	—
Gary S. Collins	—	—	3,000	49,620

(1)	Represents the aggregate dollar amount realized by the named executive officer upon the exercise of one or more stock options during 2009. The dollar amount represents the number of shares acquired on exercise multiplied by the difference between the market closing price of our common stock on the exercise date and the exercise price of the option.

(2)	Represents the aggregate dollar amount realized by the named executive officer upon the vesting of stock awards during 2009. The dollar amount represents the number of shares acquired on vesting multiplied by the market closing price of our common stock on the vesting date.
2009 Nonqualified Deferred Compensation
Our executive officers and members of the Boards of Directors of the Company and its subsidiaries are eligible to participate in the PrivateBancorp, Inc. Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified plan that permits participants to defer receipt of cash compensation otherwise payable to them. Except for an “earnings” credit on the deferred amounts, the Company does not provide any contributions or credits to participants under the Deferred Compensation Plan.
Executive officers who participate in the plan may elect to defer up to 50% of annual base salary and 100% of annual bonus amounts under the Deferred Compensation Plan. Directors may elect to defer up to 100% of annual directors fees. Amounts deferred are credited to an account maintained under the plan. This account reflects the Company’s liability to the participant; no funds are deposited into a trust or otherwise set aside to pay the deferred amounts. Amounts deferred will be paid at a future date, which may be the date of a change in control of the Company, or at termination of employment or service as a director, or as the participant may elect. Payment is made in a lump sum or annual installments up to ten years. All elections and payments under the plan are subject to compliance with requirements of Section 409A of the Code which may limit elections and require a delay in payment of benefits in certain circumstances.
While deferred, amounts are credited with “earnings” as if they were invested in either a fixed income account with interest credited based on the lower of our prime rate or 120% of the applicable federal rate, or in deferred stock units (“DSUs”), as the participant may elect at the time the amounts are deferred. The average interest crediting rate during 2009 was 3.25%. The balances of the participants’ accounts under the plan are adjusted from time to time, depending on the performance of the investment options elected. Upon distribution, the portion of the participant’s account credited to the fixed income option is paid in cash and the amount credited in DSUs is paid in shares of Company stock.

The following table sets forth information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during 2009 and the aggregate balance of the accounts as of December 31, 2009. Similar information relating to our non-employee directors can be found in the Director Compensation Table. The table also includes deferred make-whole amounts payable to Messrs. Hague and Lubin to compensate them for long-term incentive awards from their prior employer which were forfeited.

	Executive	Registrant	Aggregate	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Withdrawals/		Balance at Last
	in Last FY(1)	in Last FY	in Last FY	Distributions		FYE(2)
Name	($)	($)	($)	($)		($)

Larry D. Richman	—	—	—	—		—
Kevin M. Killips	—	—	—	—		—
Dennis L. Klaeser	—	—	25,733	—		807,933
Mark P. Holmes	—	—	—	—		—
Bruce R. Hague	—	—	—	360,000	(3)	400,000
Bruce S. Lubin	19,250	—	304	14,444	(3)	359,554
Gary S. Collins	57,750	—	3,402	—		136,806

(1)	Contributions for the last fiscal year represent a portion of the salary earned in 2009.

(2)	Of the aggregate balance at the end of 2009, the entire amounts were disclosed in the Summary Compensation Table in proxy statements relating to prior years in which the executive was a named executive officer for such year, net of total withdrawals and earnings credited.

(3)	Amounts shown represent deferred make-whole amounts. In the case of Mr. Lubin, the amount is net of a repayment of a deferral make-whole.
Potential Payments Upon Termination or Change in Control
Our employment agreements with Messrs. Richman, Killips, Holmes, Hague and Lubin include, and our employment agreement with Mr. Collins included, the following provisions:

General Provisions	•	Title, duties and responsibilities

Compensation Provisions	•	Minimum level of base salary, subject to review and possible increase from time-to-time; decreases in base salary are limited to across-the-board salary reductions applicable to senior executives

	•	Participation in annual bonus plan with minimum target opportunity, equity awards, and other benefit and fringe benefit plans

	•	Inducement equity grant and potential make-whole and other bonuses for newly recruited officers or a special equity grant for members of existing management

Severance Protection	•	Triggered in event of involuntary termination without cause or voluntary resignation for good reason, generally triggered by an uncured breach of the agreement by the Company or a requirement that the executive relocate

	•	Severance benefits based on 100% to 150% of base salary plus the average annual bonus for the prior three years (or such lesser number of years that executive has been employed and based on target bonus for the initial year); plus a pro rata bonus for the year of termination based on the prior year’s bonus (or target bonus for the initial year); subsidized health insurance coverage for 12 to 18 months; and partial or full vesting of inducement or special equity awards

Change in Control Protection	•	Triggered in event of involuntary termination without cause or voluntary resignation for good reason within two years following or six months prior to a change in control

	•	Severance benefits equal to 150% to 300% of base salary and the higher of the prior year’s bonus or the average of the last three years’ annual bonuses, plus a pro rata bonus for the year of termination, subsidized health insurance coverage for 18 to 36 months and outplacement assistance

	•	Full golden parachute excise tax gross-up if payments exceed the threshold level for the golden parachute tax by more than 10%; if the excess is less than 10%, the payments will be reduced below the threshold (except in the case of Mr. Richman who is entitled to full golden parachute excise tax gross-up in all circumstances)

Confidentiality and Restrictive Covenants	•	Obligated to not disclose or misuse confidential information

	•	Precluded from soliciting clients or customers to not do business with the Company while employed or for one year thereafter

	•	Precluded from soliciting employees to terminate their employment with the Company

	•	Precluded from joining a competing financial institution while employed or for one year thereafter

•	Breach of non-competition provision results in forfeiture of inducement and special equity award and obligation to return any shares then held or amounts realized upon sale of shares from those awards received during three-year period preceding date of termination

•	Breach of other commitments subjects executive to suit for injunctive relief and damages
The following discussion looks at each termination of employment situation—voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death or disability, and a change in control of the Company, and describes additional amounts, if any, that the Company would have paid or provided to Messrs. Richman, Killips, Holmes, Hague, Lubin and Collins or their beneficiaries as a result. Except as otherwise noted in the tables below, we have included such information for Mr. Collins, although his employment terminated on December 31, 2009. No incremental amounts were paid to Mr. Collins, nor were any additional equity awards vested in connection with Mr. Collins departure from the Company.
The discussion below and the amounts shown reflect certain assumptions we have made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2009 and that the value of a share of our stock on that day was $8.97, the closing price on December 31, 2009, the last trading day of 2009.
In addition, the following discussion and amounts do not include the payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include:
•	benefits accrued under the Company’s KSOP in which all employees are eligible to participate;
•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;
•	balances accrued under our Deferred Compensation Plan;
•	stock options that have vested and are exercisable; and
•	shares of restricted stock that have vested.
For convenience, the payments and benefits described above are referred to in the following discussion as the executive’s “vested benefits.”

TARP Restrictions. As a participant in TARP, we are subject to various standards for executive compensation and corporate governance established under the Emergency Economic Stabilization Act of 2008, as amended in February 2009 by the American Recovery and Reinvestment Act of 2009, and the Interim Final Rule setting forth TARP Standards for Compensation and Corporate Governance issued by the Treasury Department in June 2009. Among the executive compensation and corporate governance standards is a provision that prohibits severance or other incremental payments upon departure from the Company to our senior executive officers (the executive officers named in the Summary Compensation Table appearing elsewhere in this proxy statement) and the five most highly compensated employees who are not senior executive officers, other than payment of compensation earned for services rendered or accrued benefits. The TARP rules also prohibit tax gross-up payments to senior executive officers and the 20 most highly compensated employees who are not senior executive officers.
In the tables set forth below, we have provided information on incremental benefits accruing under various termination scenarios, taking into consideration the TARP restrictions. However, we have also provided information, in the form of additional tables or footnote disclosures of what such benefits would be without regard to the TARP limitations.
Voluntary Resignation; Retirement. We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation. Upon voluntary resignation, the executive is bound by the confidentiality agreement and restrictive covenants contained in the employment agreement.
A voluntary resignation that qualifies as a retirement may affect the disposition of outstanding equity awards. None of our named executive officers has qualified for retirement treatment with respect to any equity awards as of December 31, 2009.
Discharge for Cause. We are not obligated to pay any amounts over and above vested benefits if an executive’s employment terminates because of discharge for cause and the executive is bound by the confidentiality commitment and restrictive covenants contained in his employment agreement with us. Additionally, the executive’s right to exercise vested options expires upon discharge for cause. A discharge will be for cause if the executive has intentionally failed to perform his or her duties, willfully engaged in illegal or gross misconduct that harms the Company, or been convicted of a felony.
Death or Disability. We provide our employees, including our named executive officers, with group life, accidental death and dismemberment, and disability insurance coverage. The group life insurance benefit is equal to two times base salary (and commissions, if applicable) to a maximum of $400,000. The death benefit for each named executive officer is $400,000. The accidental death and dismemberment benefit is equal to two times base salary to a maximum of $400,000 for each of our named executive officers. The disability benefit, which is set forth in the next table below, is a monthly benefit equal to 60% of monthly salary at the time of disability up to a maximum benefit of $20,000 per month, payable until the executive reaches age 67. The amount of the payments, assuming disability occurred on December 31, 2009, is set forth in the table below. Benefits resulting from death or disability are not restricted by TARP limitations.

	Disability Benefits(1)
	Monthly Amount	Months of Coverage	Total Payments
Name	($)	(#)	($)

Larry D. Richman	20,000	114	2,280,000
Kevin M. Killips	19,000	139	2,641,000
Mark P. Holmes	10,099	205	2,070,295
Bruce R. Hague	20,000	144	2,880,000
Bruce S. Lubin	19,250	129	2,483,250
Gary S. Collins	19,250	185	3,561,250

(1)	Disability benefits are an obligation of the Company’s disability insurance carrier and, therefore, the benefits are not an obligation of the Company.
In addition, in the event of death or disability, the following accelerated vesting terms apply to named executive officer equity awards: (a) all equity awards granted to Mr. Richman vest immediately, (b) time-vested stock options granted to other named executive officers in 2007 vest immediately, (c) performance stock options and performance shares granted to other named executive officers provide, in some instances, for certain minimum vesting amounts, (d) time-vested restricted stock awards granted to Mr. Collins prior to 2007 become fully vested (in the event of death but not in the case of disability), and (e) time-vested restricted shares granted to Mr. Killips vest immediately (except for certain shares that do not vest in the event of disability).
The following table reflects the value of accelerated equity awards as of December 31, 2009 assuming death.

	Performance Shares and Restricted
	Stock Awards			Options
	Number(1)		Value(3)	Number(4) (5)	Value(6)
Name	(#)		($)	(#)	($)

Larry D. Richman	120,000	(2)	1,076,400	300,000	—
Kevin M. Killips	40,794		365,922	—	—
Mark P. Holmes	—		—	17,500	—
Bruce R. Hague	—		—	43,750	—
Bruce S. Lubin	—		—	43,750	—
Gary S. Collins	7,000		62,790	28,125	—

(1)	Total number of unvested restricted shares or performance shares that would become immediately vested upon death as of December 31, 2009. For additional information on these unvested shares, see the “Outstanding Equity Awards as of December 31, 2009” table.

(2)	As described above under “Compensation Discussion and Analysis—Long-Term Incentives,” performance share awards were amended in January 2010 to convert the performance shares into time-vested shares of restricted stock. The vesting provisions that apply upon the executive’s death did not change. A total of 112,500 performance shares converted to time- vested shares are included in the table above for Mr. Richman.

(3)	Represents the value of shares based on the closing price of our common stock on December 31, 2009 of $8.97.

(4)	Total number of unvested stock options that would become immediately vested upon death as of December 31, 2009. For additional information on these unvested stock options, see the “Outstanding Equity Awards as of December 31, 2009” table.

(5)	As described above under “Compensation Discussion and Analysis—Long-Term Incentives,” Messrs. Richman, Holmes, Hague and Lubin surrendered performance options in January 2010 for no consideration. The number of performance-vested options surrendered that are included in the table above are as follows: Mr. Richman—140,625; Messrs. Holmes, Hague, Lubin and Collins—0.

(6)	Represents the value of stock options based on the difference between $8.97, the closing price of the stock on December 31, 2009, and the exercise price of each stock option.

Discharge Not for Cause; Resignation due to Constructive Discharge. Our employment agreements obligate the Company to pay severance benefits if an executive’s employment is involuntarily terminated other than for cause and require the executive to sign a general release and waiver of claims. The executive is also obligated to comply with the confidentiality commitments and the restrictive covenants contained in his employment agreement with us. The resignation by the executive under circumstances that constitute constructive discharge is considered an involuntary termination without cause. Constructive discharge will arise in the event of an uncured material breach by the Company or the Company requires the executive to move to an office location more than 50 miles away from his or her current location. As noted above, however, the TARP rules prohibit the Company from making any payment to the senior executive officers or the next five most highly compensated employees for departure from the Company, except for payments for services performed or benefits accrued as of the termination date.
The following table summarizes the estimated severance benefits that would have been payable if the executive’s employment terminated involuntarily on December 31, 2009, reflecting the TARP limitations on severance and related benefits discussed above:

Salary and Bonus Continuation
			Total	Pro-Rata	Unpaid
	Monthly	Number	Continuation	Annual	Make-Whole		Medical
	Amount	of Months	Payments	Bonus(1)	Amounts		Benefits(4)	Total
Name	($)	(#)	($)	($)	($)		($)	($)

Larry D. Richman	—	—	—	—	—		—	—
Kevin M. Killips	—	—	—	—	—		—	—
Mark P. Holmes(2)	25,165	12	301,980	100,000	—		10,528	412,508
Bruce R. Hague	—	—	—	—	400,000	(3)	—	400,000
Bruce S. Lubin	—	—			340,000	(3)	—	340,000
Gary S. Collins	—	—	—	—	—		—	—

(1)	Pro-rated annual bonus for the year of termination is based on the prior year bonus for Mr. Holmes.

(2)	Because Mr. Holmes was not serving as the interim Chief Financial Officer on June 15, 2009 when the TARP Interim Final Rule was published and subsequently clarified with respect to determining senior executive officers, the Company believes Mr. Holmes severance benefits would not be limited due to the TARP limitations, in the event of an involuntary termination on December 31, 2009. However, it is expected that any such severance benefits will be limited if his termination occurs during 2010.

(3)	Based on their continuing employment through December 31, 2009, Messrs. Hague and Lubin earned the right to these payments and it is not expected that they would be limited by the TARP restrictions if their termination had occurred on December 31, 2009. These payments were paid in January 2010.

(4)	Reflects the amount of health benefit continuation (COBRA) premium paid by the Company during the salary continuation period.

The following table summarizes the severance benefits that would have been payable if the executive’s employment had been terminated involuntarily on December 31, 2009, and the TARP limitations on severance and related benefits did not apply:

	Salary and Bonus Continuation
			Total	Pro-Rata	Unpaid
	Monthly	Number	Continuation	Annual	Make-Whole	Medical
	Amount	of Months	Payments	Bonus(1)	Amounts(2)	Benefits(3)	Total
Name	($)	(#)	($)	($)	($)	($)	($)

Larry D. Richman	115,418	18	2,077,515	600,010	—	10,689	2,688,214
Kevin M. Killips	60,167	12	722,000	342,000	—	3,393	1,067,393
Mark P. Holmes	25,165	12	301,980	100,000	—	10,528	412,508
Bruce R. Hague	67,500	12	810,000	375,000	400,000	10,528	1,595,528
Bruce S. Lubin	60,833	12	730,000	345,000	340,000	7,126	1,422,126
Gary S. Collins	48,611	12	583,333	165,000	—	10,528	758,861

(1)	Pro-rated annual bonus for the year of termination based on prior year bonus for Messrs. Richman, Holmes, Hague, Lubin and Collins and based on the target bonus for Mr. Killips.

(2)	Based on their continuing employment through December 31, 2009, Messrs. Hague and Lubin earned the right to these payments and they were paid in January 2010.

(3)	Reflects amount of health benefit continuation (COBRA) premium paid by Company during salary continuation period.
Outstanding equity awards may also be affected by an involuntary termination without cause or resignation due to constructive discharge. The table below summarizes the incremental vesting that would have occurred on December 31, 2009 due to termination of employment under these circumstances, and the value of such accelerated equity awards. Except with respect to Mr. Holmes, the TARP limitations on severance and related benefits discussed above would prohibit such incremental vesting for the named executive officers and the information in the table below reflects these limitations.

Performance Shares and Restricted
	Stock Awards		Options
	Number	Value	Number(1)	Value(2)
Name	(#)	($)	(#)	($)

Larry D. Richman	—	—	—	—
Kevin M. Killips	—	—	—	—
Mark P. Holmes	—	—	17,500	—
Bruce R. Hague	—	—	—	—
Bruce S. Lubin	—	—	—	—
Gary S. Collins	—	—	—	—

(1)	Reflects: (a) the total number of transformational time-vested stock options held at December 31, 2009, and (b) a portion of the transformational performance stock options that would vest under certain minimum vesting provisions. For additional information on these unvested options, see the “Outstanding Equity Awards as of December 31, 2009” table.

(2)	Represents the value of stock options based on the difference between $8.97, the closing price of the stock on December 31, 2009, and the exercise price of each stock option.

The following table summarizes information relating to the accelerated vesting of equity awards if the TARP limitations on severance and related benefits did not apply:

	Performance Shares and Restricted
	Stock Awards		Options
	Number(1)	Value(2)	Number(3)	Value(4)
Name	(#)	($)	(#)	($)

Larry D. Richman	120,000	1,076,400	300,000	—
Kevin M. Killips	23,311	209,100	—	—
Mark P. Holmes	—	—	17,500	—
Bruce R. Hague	—	—	43,750	—
Bruce S. Lubin	—	—	43,750	—
Gary S. Collins	—	—	28,125	—

(1)	For Mr. Richman, reflects the total number of unvested performance shares held as of December 31, 2009. For Mr. Killips, reflects a portion of the unvested time-vested restricted shares held as of December 31, 2009. For additional information on these unvested shares, see the “Outstanding Equity Awards as of December 31, 2009” table.

(2)	Represents the value of shares based on the closing price of our common stock on December 31, 2009 of $8.97.

(3)	Reflects for Mr. Richman the total number of unvested stock option awards held as of December 31, 2009 and for the other executive officers (other than Mr. Killips): (a) the total number of transformational time-vested stock options held at December 31, 2009, and (b) a portion of the transformational performance stock options that would vest under certain minimum vesting provisions. For Mr. Collins, the totals do not include time-vested stock options granted prior to 2007, the vesting of which does not accelerate upon involuntary termination. The vesting of Mr. Killips’ outstanding stock option awards does not accelerate upon involuntary termination. For additional information on these unvested options, see the “Outstanding Equity Awards as of December 31, 2009” table.

(4)	Represents the value of stock options based on the difference between $8.97, the closing price of the stock on December 31, 2009, and the exercise price of each stock option.
Change in Control. We have special provisions in our employment agreements and plans in the event of a change in control of our Company. A change in control will occur if a person or group acquires more than 30% (in the case of our employment agreements and the inducement and special equity awards) or 20% (in the case of equity awards granted under prior plans) of our voting stock, there is an unwelcome change in a majority of the members of our Board of Directors, or if after we merge with another organization our stockholders do not continue to own more than half of the voting stock of the merged company and more than one-half of the members of the board of the merged company were not members of our Board.
The severance benefits payable under our employment agreements are enhanced in the event of involuntary termination (including constructive discharge) upon or within six months before or two years after a change in control. The change in control coupled with the involuntary termination events constitute a “double trigger” that must be satisfied in order to cause the payment of the enhanced severance benefits under our employment agreements to occur. If a double trigger occurs, the requirement to execute a general release and waiver and abide by the confidentiality commitments and restrictive covenants of the agreement apply. The enhanced benefits consist of a lump sum payment of approximately three years’ pay for Mr. Richman, two years’ pay for Messrs. Killips, Hague and Lubin and 18 months’ pay for Mr. Holmes, and other benefits as described below, including continued health insurance coverage and outplacement assistance. “Pay” for this purpose includes base salary and an annual bonus amount based on the most recent year’s bonus or, if greater, the average of the past three years’ bonuses (or such fewer number of years that executive has been employed and assuming target bonus until the first annual bonus is paid). In addition, each named executive officer is entitled to a pro-rata bonus for the year of termination.

The employment agreements also provide for a tax gross-up payment should the payments to the executive exceed the threshold for payments subject to the excise tax on golden parachutes by more than 10%; if the payments exceed the threshold by less than 10%, the payments will be reduced to an amount below the threshold (except in the case of Mr. Richman who is entitled to a tax gross-up payment in all circumstances in which the change in control-related payments exceed the applicable threshold).
In addition, under our plans all unvested equity awards granted to the named executive officers vest in full upon a change in control, whether or not the executive’s employment terminates, except for certain unvested stock options granted to Mr. Collins prior to 2007.
The table below summarizes the incremental amounts that the named executive officers would have been entitled to receive if a change in control occurred and the named executive officer’s employment terminated on December 31, 2009. Except with respect to Mr. Holmes or certain amounts earned by Messrs. Hague and Lubin as of December 31, 2009, the TARP limitations on severance and related benefits would prohibit payment of such benefits for the named executive officers. The information in the table below reflects these TARP limitations.

	Severance Payments			Equity Awards
	Cash	Tax	Total			Performance or
	Lump	Gross-Up	Severance	Options		Restricted Shares		Other	Total
	Sum	Payment	Payments	Number(1)	Value(2)	Number(3)	Value(4)	Benefits(5)	Value
Name	($)	($)	($)	(#)	($)	(#)	($)	($)	($)

Larry D. Richman	—	—	—	—	—	—	—	—	—
Kevin M. Killips	—	—	—	—	—	—	—	—	—
Mark P. Holmes	552,970	—	552,970	40,000	—	12,000	107,640	40,792	701,402
Bruce R. Hague(6)	400,000	—	400,000	—	—	—	—	—	400,000
Bruce S. Lubin(6)	340,000	—	340,000	—	—	—	—	—	340,000
Gary S. Collins	—	—	—	—	—	—	—	—	—

(1)	Total number of unvested options as of December 31, 2009 that would become immediately vested upon a change in control. As described above under “Compensation Discussion and Analysis—Long-Term Incentives”, Mr. Holmes surrendered 18,750 performance options in January 2010 for no consideration.

(2)	Represents the value of stock options based on the difference between $8.97, the closing stock price on December 31, 2009, and the exercise price of each stock option.

(3)	Total number of unvested performance or restricted shares as of December 31, 2009 that would become immediately vested upon a change in control.

(4)	Represents the value of shares based on $8.97, the closing stock price on December 31, 2009.

(5)	Reflects the amount of health benefit continuation (COBRA) premium paid by Company during the coverage continuation period and the estimated value of outplacement assistance. The employment agreement with Mr. Holmes provides that he may maintain COBRA medical coverage at reduced rates up to 18 months. Additionally, Mr. Holmes is entitled to outplacement assistance for 12 months.

(6)	Based on their continuing employment through December 31, 2009, Messrs. Hague and Lubin earned the right to these make-whole payments and it is not expected that they would be limited by the TARP restrictions if their termination had occurred on December 31, 2009. These payments were paid in January 2010.

The following table summarizes the change-in-control related benefits for the named executive officers without regard to the TARP limitations on severance and related benefits or the TARP limitations on tax gross-up payments. Except as otherwise noted in the footnotes accompanying this table, we have assumed a change in control occurred and the named executive officer’s employment terminated on December 31, 2009. Because Mr. Collins terminated employment on December 31, 2009, we have not included his change-in-control related benefits in the table.

	Severance Payments			Equity Awards
	Cash	Tax	Total			Performance or
	Lump	Gross-Up	Severance	Options		Restricted Shares		Other	Total
	Sum	Payment(1)	Payments	Number(2)	Value(3)	Number(4)	Value(5)	Benefits(6)	Value
Name	($)	($)	($)	(#)	($)	(#)	($)	($)	($)

Larry D. Richman	4,755,040	1,863,585	6,618,625	300,000	—	120,000	1,076,400	71,378	7,766,403
Kevin M. Killips	1,663,504	—	1,663,504	42,641	—	40,794	365,922	31,786	2,061,212
Mark P. Holmes	552,970	—	552,970	40,000	—	12,000	107,640	40,792	701,402
Bruce R. Hague	2,395,000	—	2,395,000	100,000	—	40,000	358,800	46,056	2,799,856
Bruce S. Lubin	2,145,000	—	2,145,000	100,000	—	40,000	358,800	39,252	2,543,052
Gary S. Collins	—	—	—	—	—	—	—	—	—

(1)	In estimating the tax gross-up payments, we have reflected the impact of the January 2010 cancellation of the performance stock options and conversion of the performance shares to time-vested shares. See “Compensation Discussion and Analysis—Long-Term Incentives” for an additional discussion of these changes to the equity awards.

(2)	Total number of unvested stock options as of December 31, 2009 that would become immediately vested upon a change in control. As described above under “Compensation Discussion and Analysis—Long-Term Incentives,” Messrs. Richman, Holmes, Hague and Lubin surrendered performance options in January 2010 for no consideration. The number of performance options surrendered that are included in the table above are as follows: Mr. Richman-140,625; Mr. Killips-0; Mr. Holmes-18,750; Mr. Hague-46,875 and Mr. Lubin-46,875.

(3)	Represents the value of stock options based on the difference between $8.97, the closing stock price on December 31, 2009, and the exercise price of each stock option.

(4)	The total number of unvested performance or time-vested restricted shares as of December 31, 2009 that would become immediately vested upon a change in control.

(5)	Represents the value of shares based on $8.97, the closing stock price on December 31, 2009.

(6)	Reflects the amount of health benefit continuation (COBRA) premium paid by Company during the coverage continuation period and the estimated value of outplacement assistance. The employment agreements for each executive officer provide that the executive may maintain COBRA medical coverage at reduced rates for up to 36 months, in the case of Mr. Richman, 24 months in the case of Messrs. Killips, Hague and Lubin and 18 months in the case of Mr. Holmes. Additionally, Mr. Richman is entitled to outplacement assistance for 24 months and the other named executive officers would receive such assistance for 12 months.
Compensation Committee Interlocks and Insider Participation
Messrs. Guyette, Rabin, Roche and Tyree and Ms. McKissack each currently serve on the Compensation Committee of the Board of Directors of the Company and Messrs. Daly and Silva also served on the Compensation Committee during 2009. Each of these individuals has engaged in certain transactions as clients of our banks, in the ordinary course of the banks’ business, including borrowings, during the last year, all of which borrowings are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unaffiliated persons. In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented any other unfavorable features. In addition, each of Mr. Mandell and Mr. Richman participate in meetings of the Compensation Committee but are not present during deliberations affecting their own compensation.
DIRECTOR COMPENSATION
We compensate our non-employee directors with cash and equity-based compensation, as described and set forth in the table below. Our 2009 non-employee directors included all our directors except Messrs. Mandell, Richman and, prior to the 2009 annual meeting of stockholders in May 2009, Mr. Goldstein. Our 2009 non-employee directors also included Messrs. Beal and Podl until the 2009 annual meeting of stockholders. Mr. Bobins, who serves as a director of the Company and non-executive Chairman of the Bank, is entitled to additional compensation pursuant to the terms of his term sheet agreement with the Company and the Bank, which is summarized below.

The annual compensation of the non-employee members of the Board of Directors typically is set in May of each year. In May 2008, the Compensation Committee and the Board of Directors approved a revised director compensation structure. Director compensation for non-employee members of the Company’s Board of Directors presently consists of a $50,000 annual cash retainer, plus an additional $10,000 cash retainer for the Audit Committee chairman, a $7,000 retainer for other Committee chairmen and a $5,000 cash retainer for the Audit Committee financial expert. Each non-employee member of the Company’s Board of Directors also received a $50,000 annual equity award of restricted stock units. The restricted stock units granted in May 2009 vest in equal monthly installments and will be fully vested on the date of the 2010 annual meeting of stockholders.
Non-employee members of the Company’s Board of Directors are eligible to participate in the Company’s Deferred Compensation Plan. This program allows the directors to defer receipt of cash amounts payable to them and to elect to receive deferred payment in the form of cash or DSUs, which are payable in stock when the units are distributed from the plan.
Each of the directors of the Company also is a director of the Bank. Non-employee directors do not receive any additional compensation for serving on the Bank’s Board of Directors. However, the Chairman of the Loan Committee of the Board of Directors of the Bank receives a cash retainer of $7,000 annually. The following table sets forth information regarding the compensation of the Company’s non-employee directors and Mr. Mandell for 2009.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or				Deferred
	Paid in	Stock		Option	Compensation	All Other
	Cash	Awards(1)		Awards(2)	Earnings(3)	Compensation(4)		Total
Name	($)	($)		($)	($)	($)		($)

Donald L. Beal(5)	—	—		—	—	14		14
Norman R. Bobins(6)	107,000	364,171	(7)	—	—	18,076	(8)	489,247
William A. Castellano	57,000	50,018		—	—	132		107,150
Robert F. Coleman	60,000	50,018		—	—	132		110,150
Patrick F. Daly	50,000	50,018		—	—	132		100,150
James M. Guyette	57,000	50,018		—	—	132		107,150
Philip M. Kayman	50,000	50,018		—	—	132		100,150
Ralph B. Mandell(9)	760,000	300,001		298,390	—	63,723	(10)	1,422,114
Cheryl Mayberry McKissack	57,000	50,018		—	—	162		107,150
James B. Nicholson	50,000	50,005		—		52		100,057
William J. Podl(5)	200	—		—	—	14		214
Edward W. Rabin	50,000	50,018		—	—	132		100,150
Collin E. Roche(11)	100,000	—		—	—	—		100,000
William R. Rybak	62,000	50,018		—	—	132		112,150
Alejandro Silva	50,000	50,018		—	—	132		100,150
James C. Tyree	50,000	50,018		—	—	132		100,150

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)	The following table lists outstanding vested and unvested option awards and unvested stock awards held by each of the Directors listed above as of December 31, 2009:

	Outstanding Vested and	Outstanding Unvested
	Unvested Option Awards	Stock Awards
Name	(#)	(#)

Donald L. Beal	10,000	—
Norman R. Bobins	100,000	31,554
William A. Castellano	15,000	1,049
Robert F. Coleman	33,000	1,049
Patrick F. Daly	12,000	1,049
James M. Guyette	24,000	1,049
Philip M. Kayman	12,000	1,049
Ralph B. Mandell	247,752	85,822
Cheryl Mayberry McKissack	12,000	1,049
James B. Nicholson	—	1,083
William J. Podl	13,000	—
Edward W. Rabin	12,000	1,049
Collin E. Roche	—	—
William R. Rybak	12,000	1,049
Alejandro Silva	9,000	1,049
James C. Tyree	—	1,049

(3)	In 2009, no interest was earned under the Deferred Compensation plan at a rate that exceeded 120% of the Applicable Federal Rate.

(4)	Except with respect to Messrs. Bobins and Mandell, amounts shown for each director consist solely of dividends paid on restricted stock unit awards.

(5)	Board service ended at the May 2009 annual meeting of stockholders.

(6)	See “Mr. Bobins’ Compensation” below for a discussion of Mr. Bobins’ compensation arrangements.

(7)	In addition to the stock award of approximately $50,000 made to all directors, this amount includes 30,505 shares of restricted stock awarded on July 7, 2009 pursuant to Mr. Bobins’ compensation arrangements. Based upon the grant date closing price of our common stock ($19.67), this award was valued at $600,033. The amount reflected in the table above is the GAAP value based upon the treatment of this award as a “market condition” award (as defined by GAAP) because vesting is based on the achievement of certain stock price targets. Market condition awards incorporate the probability of achievement in the valuation of the award.

(8)	The amount shown under “All Other Compensation” for Mr. Bobins includes $17,925 attributable to club membership dues and $151 of restricted stock unit dividend equivalents.

(9)	Amounts shown for Mr. Mandell reflect compensation earned for services other than as a director of the Company during 2009. The totals do not include the value of stock awarded in 2009 that was attributable to 2008 service. See “Mr. Mandell’s Compensation” below for a discussion of Mr. Mandell’s compensation arrangements.

(10)	The amount shown under “All Other Compensation” for Mr. Mandell includes $11,897 attributable to club membership dues, $6,413 of matching contributions to the Company’s KSOP, $2,162 of restricted stock dividends and dividend equivalents and $43,251 for the incremental cost to the Company of providing an employee as a driver for Mr. Mandell. This cost represents 50% of the total salary and benefits costs incurred by the which are attributable to the employee (it is estimated that the employee devotes approximately one-half of his time to his driving-related duties), The driver uses Mr. Mandell’s personal car for these purposes and Mr. Mandell is solely responsible for maintenance of the car as well as operating costs and insurance.

(11)	All compensation earned by Mr. Roche as a director is paid directly to GTCR Golder Rauner, L.L.C. in cash.
Messrs. Mandell, Richman and Goldstein (who served as a director of the Company until May 2009) are employees of the Company and/or its subsidiaries and did not receive separate compensation for their service as directors in 2009. See “Compensation Discussion and Analysis” and the Summary Compensation Table and other disclosures under “Executive Compensation” for information relating to the compensation paid to Mr. Richman during 2009. See “Transactions with Related Persons—Related Party Transactions” for information relating to compensation paid to Mr. Goldstein.

Mr. Mandell’s Compensation. Mr. Mandell has served as the Company’s Executive Chairman of the Board since Mr. Richman joined the Company in November 2007. In connection with management succession and the strategic changes implemented in 2007, we amended Mr. Mandell’s employment arrangements to provide for his continuing service. His employment agreement was amended again in February 2010 to provide for a smooth transition in management and leadership of our Board relating to Mr. Mandell’s planned retirement. Mr. Mandell will continue as Chairman of the Board through the annual meeting of stockholders in 2011. Thereafter, Mr. Mandell will assume the title of Founder and Chairman/Emeritus. In 2009, Mr. Mandell was paid base compensation of $760,000, with a target bonus of 185% of base salary, although no bonus was paid for 2009. For 2010 and through the annual meeting of stockholders in 2011, Mr. Mandell’s base salary is $710,000, and he will not participate in bonus or incentive plans. Following his retirement as Chairman at the 2011 annual meeting of stockholders, Mr. Mandell will no longer receive a base salary from the Company. In the event he continues to serve as a director, he will be entitled to the same compensation for his service as a director as do other non-executive directors.
As discussed in the Compensation Discussion and Analysis under the caption “TARP, the American Recovery and Reinvestment Act of 2009 and Other Legislative Action,” certain laws and regulations related to TARP might preclude the Company from paying bonus or other incentive compensation to our five most highly compensated employees, except in limited circumstances. In the absence of guidance from the Treasury Department with respect to whether such limitations are applicable or, if applicable, how such limitations are to be applied, we paid the 2008 annual bonus payment to Mr. Mandell in restricted shares. Accordingly, on March 30, 2009, we issued to Mr. Mandell 21,661 shares of restricted stock having a value of approximately $300,000 based on the $13.85 per share closing price of our common stock on that day, in lieu of payment of his $300,000 cash bonus awarded for 2008. The shares became fully vested in June 2009.
As provided by his employment agreement, Mr. Mandell also was awarded in December 2009 an approximately $600,000 annual equity award (approximately $300,000 in restricted stock units and approximately $300,000 in options) based on the grant date closing price of $8.87 per share. The award was granted one-half as 33,822 time-vested restricted stock units and one-half as 67,509 time-vested stock options.
Mr. Bobins’ Compensation. Mr. Bobins was appointed to the Board of Directors of the Company and was also named non-executive Chairman of the Board of the Bank on July 7, 2008. In connection with his appointment, we entered into a term sheet agreement with Mr. Bobins pursuant to which he will serve in both capacities for at least three years. Pursuant to the agreement, Mr. Bobins is entitled to receive the same cash retainer and regular equity awards as our other directors. In addition, he is entitled to receive such additional cash payments as may be required for his annual compensation (cash plus the value of regular director equity awards) to equal $150,000.
As a material inducement for Mr. Bobins to join us, he was granted an initial equity award of 100,000 stock options and $600,000 in fully-vested shares of restricted stock. One-half, or 50,000, of the stock options are subject to time-vesting requirements (the “Time-Vesting Stock Options”), and vested or will vest in equal portions on each of December 31, 2008, 2009 and 2010. The other half, or 50,000, of the stock options (the “Performance Stock Options”) will vest in equal portions upon attainment of the same earnings per share performance objectives under the 2007 inducement option awards made to our executive officers. In accordance with his term sheet agreement, in July 2009, Mr. Bobins received a restricted stock award of 30,505 shares valued at approximately $600,000 based upon the grant date closing price of our common stock of $19.67 (“Performance Shares”). These Performance Shares will vest upon the attainment of the same performance objectives established under the 2007 inducement restricted stock awards made to our executive officers. If Mr. Bobins remains a director as of December 31, 2012, a minimum of 25% of the Performance Shares and Performance Stock Options will become vested even if the performance objectives have not been attained. Also, as long as Mr. Bobins continues to serve as non-executive Chairman of the Bank in 2010, he will be granted an equity award valued at $600,000 on the anniversary date of the date of his appointment.

If Mr. Bobins voluntarily terminates his service with both Boards, he will be vested in a pro rata portion of the Time Vested Stock Options, and he will continue to vest through December 31, 2012 in the Performance Shares and Performance Stock Options if the performance objectives are attained. If Mr. Bobins’ service with the Boards terminates due to a “good leaver” termination (as defined in the agreement) (i.e., removal from both Boards other than for “cause,” resignation for “good reason,” resignation due to “disability” or death—as each term is defined in the agreement), he will become fully vested in the Time Vested Stock Options and will continue to vest through December 31, 2012 in the Performance Shares and Performance Stock Options if the performance objectives are attained. The Performance Shares, Time-Vested Stock Options and Performance Stock Options will become fully vested upon the occurrence of a “change of control.”
The term sheet agreement with Mr. Bobins also provides for the reimbursement of certain expenses incurred by Mr. Bobins as a result of his role as Chairman of the Bank, including expenses relating to such items as office space, secretarial support, certain club dues, and, for 2010, an automobile and driver. Any such amounts payable to Mr. Bobins for 2009 are included in the Director Compensation table above.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and certain executive officers and certain other beneficial owners of the Company’s common stock to periodically file notices of changes in beneficial ownership of common stock with the Securities and Exchange Commission. To the best of the Company’s knowledge, based solely on copies of such reports received by it, the Company believes that for 2009, all required filings were timely filed by each of its directors and executive officers, except: (i) a Form 4 filed by Ms. Case reporting the allocation of deferred compensation on January 2, 2009 (which was reported on June 5, 2009); (ii) a Form 4 filed by Mr. Ahrens reporting a purchase of common stock on March 10, 2009 (which was reported on March 18, 2009); (iii) a Form 4 filed by each of Messrs. Ahrens, Daly, Van Solkema, Silva, Rabin, Guyette and Barbara E. Briick reporting the allocation of deferred compensation on March 31, 2009 (which were reported on May 27, 2009); (iv) a Form 4 filed by Mr. Mandell reporting sales of common stock on July 1, 2009 (which was reported on July 8, 2009); (v) a Form 4 filed by each of Messrs. Rabin, Silva, Van Solkema, Ahrens, Daly, Guyette and Castellano and Ms. Case reporting the allocation of deferred compensation on June 30, 2009 (which were reported on July 8, 2009); (vi) a Form 4 filed by Mr. Bobins reporting a grant of restricted common stock on July 7, 2009 (which was reported on July 14, 2009); and (vii) a Form 4 filed by Mr. Collins reporting sales of common stock on August 19, 2009 (which was reported on August 24, 2009).
TRANSACTIONS WITH RELATED PERSONS
Related Party Transaction Policy and Procedures
We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of any class of our voting securities, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Certain transactions with these related persons are considered “related party transactions.” We have a policy regarding the review and approval or ratification of related party transactions. Except for certain transactions approved by the Board of Directors or subject to standing pre-approval, our Audit Committee reviews and approves or ratifies related party transactions. The Audit Committee considers all relevant factors it deems appropriate when determining whether to approve a related party transaction, which may include the following:
•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature and extent of the related person’s interest in the transaction;
•	whether the transaction may involve a conflict of interest;
•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and
•	whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in one or more comparable transactions with or involving unaffiliated third parties.
With the exception of any loan or other extension of credit made by our subsidiary banks to a related person, which are pre-approved by the applicable bank’s Loan Committee in accordance with applicable federal regulations, the transactions with GTCR and Mesirow Financial (as defined below) and the compensation agreements with Mr. Mandell and Mr. Bobins, each of which was approved by the Board of Directors, and other transactions between our banks and a related person in the ordinary course of business of the banks, the related party transactions described below have been reviewed, approved or ratified by the Audit Committee.
Related Party Transactions
Some of our executive officers and directors are, and have been during the preceding year, clients of our banks, and some of our executive officers and directors are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, clients of our banks. As clients, they have had transactions with our banks, in the ordinary course of business of the banks, including borrowings, that are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features. At December 31, 2009, we had $119,559,536 million in loans outstanding to certain of our directors and executive officers and their business interests. The Board of Directors considers the aggregate outstanding credit relationship between each director and each of the banks when determining the director’s independence.
Pursuant to a stock purchase agreement dated as of November 26, 2007 among the Company, GTCR, certain investment funds affiliated with Mesirow Financial Holdings, Inc. (“Mesirow Financial”), and other institutional and individual accredited investors, GTCR purchased shares of the Company’s common stock and Series A Preferred Stock for an aggregate purchase price of approximately $100,000,000, and Mesirow Financial purchased shares of the Company’s common stock for an aggregate purchase price of approximately $40,000,000. Effective upon the closing of the transaction, Collin E. Roche, a principal of GTCR, and James C. Tyree, chairman and chief executive officer of Mesirow Financial, were appointed to the Board of Directors of the Company. GTCR has the right to maintain its designee on the Board for so long as it continues to own at least 50% of the total securities purchased by GTCR and the other purchasers under the November 2007 stock purchase agreement. Subsequent to the November 2007 investment, the Company entered into a stock purchase agreement on June 10, 2008 with GTCR pursuant to which GTCR purchased an additional $17 million of shares of the Company’s Series A Preferred Stock.

Pursuant to the terms of a letter agreement dated as of June 17, 2009 among the Company and GTCR, and pursuant to the terms of the Series A Preferred Stock, the Company issued 1,951,037 shares of its non-voting common stock to GTCR in accordance with an election by GTCR to convert its 1,951.037 shares of Series A Preferred Stock into non-voting common stock. The shares of Series A Preferred Stock converted by GTCR represented all of the Company’s authorized, issued and outstanding shares of Series A Preferred Stock on such date. Additionally, the Company entered into an amendment to the preemptive and registration rights agreement with GTCR that was entered into in connection with the November 2007 stock purchase pursuant to which the Company agreed, among other things, to register the shares of its common stock issuable upon conversion of the newly issued shares of non-voting common stock for resale under the Securities Act of 1933, as amended (the “Securities Act”).
On November 2, 2009, the Company entered into a stock purchase agreement (the “2009 Purchase Agreement”) with GTCR pursuant to which the Company issued and sold approximately $12.8 million of its non-voting common stock to GTCR. The purchase by GTCR of shares of the non-voting common stock was made in connection with an exercise by GTCR of its existing preemptive rights and was in addition to the purchase by GTCR of approximately $35.3 million of the Company’s common stock in the Company’s November 2009 underwritten public offering. The 2009 Purchase Agreement provides GTCR with certain rights, for so long as GTCR holds on a fully diluted basis at least five percent of the Company’s outstanding common stock, to designate and replace in its sole discretion one individual affiliated with GTCR (the “Observer Representative”) who has the right to attend meetings of the Company’s Board of Directors (and any Committee thereof) and receive copies of all written materials that the Company provides generally to all members of the Board of Directors (and any Committee thereof). The right to designate and replace the Observer Representative is in addition to GTCR’s right to maintain a board representative to serve on the Company’s Board of Directors. Pursuant to the terms of the 2009 Purchase Agreement, the Company also agreed to register under the Securities Act the resale of the shares of common stock of the Company issuable upon conversion of the non-voting common stock issued to GTCR and to reimburse GTCR for its actual outstanding and future out-of-pocket costs and expenses arising in connection with GTCR’s investment in the Company in an amount not to exceed $300,000.
Under various arrangements between the Company and Mesirow, Mesirow currently provides certain insurance brokerage and wealth management advisory services to the Company and/or its affiliates and its clients. In its capacity as the Company’s insurance broker with respect to its corporate and health and welfare insurance programs and policies, Mesirow earned commissions equal to approximately $709,000 in 2009. The Company received fees of approximately $8,000 in 2009 from Mesirow for referring certain of its clients to Mesirow for the purchase of various insurance and insurance-related products and services. As one of the Company’s external investment managers available to its wealth management clients, the Company paid Mesirow fees of approximately $4,200 in 2009. The Company also paid Mesirow Financial Compensation Strategies $36,500 in fees and expenses for acting as its deferred compensation plan administrator.

Each of Mr. Mandell and Mr. Bobins are parties to compensation arrangements with the Company in connection with service as Executive Chairman and non-executive Chairman, respectively. Information relating to the terms of these arrangements with respect to 2009 is set forth under the caption “Director Compensation.”
In December 2002, The PrivateBank and Trust Company acquired a controlling interest in Lodestar. William Goldstein, the chairman of Lodestar Investment Counsel, LLC (“Lodestar”) and a member of the Company’s Board of Directors until May 28, 2009, was president and a stockholder of Lodestar before the acquisition. Mr. Goldstein continues to hold an approximately 11% interest in Lodestar. Mr. Goldstein receives an annual base salary of $100,000 and participates in Lodestar’s employee bonus pool, which includes at least 35% of the quarterly revenues of Lodestar, and is allocated so that Mr. Goldstein receives an annual bonus that does not exceed 35% of the revenues attributable to his designated accounts. Mr. Goldstein is entitled to participate in benefit plans and other fringe benefits available to Lodestar’s and the Company’s executives. Mr. Goldstein combined salary and bonus compensation for 2009 was $566,931. In 2009 Mr. Goldstein also received other compensation in the amount of $34,456, which consisted of $16,730 attributable to auto lease costs, $7,272 attributable to club membership dues, $7,350 of matching contributions to the Company’s KSOP, $3,090 for certain non-cash employee benefits and $14.18 in restricted stock unit dividend equivalents.
Mr. Mandell’s daughter-in-law is employed by the Bank as a managing director. In 2009, she was paid an aggregate salary and bonus of $125,000. A son-in-law of Mr. Goldstein is employed as a managing director of Lodestar. He received an aggregate salary and bonus of $202,080 in 2009.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent public accountants, and selecting the independent public accountants for the current fiscal year. However, at the Annual Meeting, stockholders will be asked to vote on the ratification of the appointment of Ernst & Young LLP for fiscal 2010. The Company’s independent public accountants for the fiscal year ended December 31, 2009 were Ernst & Young. The Company’s Audit Committee has selected Ernst & Young as the Company’s independent public accountants for the fiscal year ending December 31, 2010, subject to the Committee’s review and approval of the proposed engagement terms and 2010 audit plan.
Stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm is not required. However, the Board of Directors is submitting the selection of Ernst & Young as the Company’s independent registered public accounting firm to the stockholders for ratification to learn the opinion of stockholders on this selection. If the stockholders fail to ratify Ernst & Young as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.
Management has invited representatives of Ernst & Young to be present at the annual meeting, and expects that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.
Unless marked to the contrary, the shares represented by the accompanying proxy card will be voted “FOR” ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2010.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG FOR FISCAL 2010.
Principal Accounting Firm Fees
The following table sets forth the aggregate fees billed to the Company for professional services provided by Ernst & Young for the fiscal years ended December 31, 2008 and 2009, respectively:

	2008	2009

Audit Fees	$2,199,493	$3,309,626
Audit Related Fees	318,696	188,243
Tax Fees	243,645	374,504
All Other Fees	—	—

Total	$2,761,834	$3,872,373

Audit fees for 2009 and 2008 consist primarily of fees and expenses for the audit of the Company’s consolidated financial statements and internal control over financial reporting, as well as amounts associated with public offerings of the Company’s securities.

Audit related fees for 2009 and 2008 included fees and expenses for services rendered in connection with the annual audit and interim period financial statement reviews including, with respect to 2008, procedures related to the Company’s proposed public offerings of securities.
Tax fees for 2009 and 2008 included fees related to tax compliance services, assistance with routine audits and tax planning and consulting services.
Pre-approval Procedures
The full Audit Committee considers any proposed engagement of the independent public accountants to render audit or permissible non-audit services for pre-approval. The Audit Committee has not adopted pre-approval policies and procedures delegating this responsibility to particular Committee members, although it may in the future.
All of the services provided by the independent public accountants in 2009 and 2008 were pre-approved by the Audit Committee.
AUDIT COMMITTEE REPORT
The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
The Audit Committee of the Company’s Board of Directors is currently comprised of five outside directors, all of whom are “independent” within the meaning of the NASDAQ listing standards and satisfy the heightened independence standards under the SEC rules. The Committee operates under a written charter adopted by it. The Board appoints the Audit Committee and its Chairman, with the Committee to consist of no fewer than three directors. The Board has designated Mr. Rybak as the “audit committee financial expert.” The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.
The responsibility for the quality and integrity of the Company’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company’s management. The Company’s independent public accountants for 2009, Ernst & Young, are responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2009. The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 114 (“The Auditor’s Communications With Those Charged With Governance”), as currently in effect.
Ernst & Young also provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding an independent accountant’s communications with an audit committee concerning independence. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with these requirements, the Audit Committee considered at a meeting held on February 26, 2010, whether these relationships and arrangements are compatible with maintaining Ernst & Young’s independence, and has discussed with representatives of Ernst & Young that firm’s independence from the Company.
Based on the above-mentioned reviews and discussions with management and Ernst & Young, the Audit Committee, exercising its business judgment and based on the roles and responsibilities described in its charter, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.
This report is submitted on behalf of the current members of the Audit Committee:
Robert F. Coleman (Chair)
James M. Guyette
James B. Nicholson
William R. Rybak
Alejandro Silva

PROPOSAL 3. ADVISORY (NON-BINDING) VOTE
ON 2009 EXECUTIVE COMPENSATION
Background and Description of the Proposal
On January 30, 2009, the Treasury Department invested approximately $244 million in our preferred stock and warrants as a result of our participation in TARP. Subsequent to that investment, the ARRA was enacted, which required, among other things, that each financial institution that sold securities under TARP permit annually a separate and non-binding stockholder vote to approve the compensation of such financial institution’s executive officers. Accordingly, as a TARP participant, we are presenting the following advisory, non-binding proposal, which gives our stockholders the opportunity to endorse or not endorse the compensation earned by our executive officers in 2009 by voting for or against the following resolution:
“RESOLVED, that the stockholders approve the 2009 compensation of the Company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the Company’s proxy statement for its 2010 Annual Meeting of Stockholders.”
Unless marked to the contrary, proxies received by the Company will be voted “FOR” this proposal.
Reasons in Support of a Vote “FOR” the Proposal
While in the middle of the strategic transformation of our Company, 2009 confronted us with the most challenging economic conditions since our founding. Although we reported a net loss for the year, important progress was made in transforming the Company into the bank of choice for middle market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and families in our markets:
•	our business fundamentals remained strong, as reflected in net revenue growth and an increase in our operating profit (defined as pre-tax, pre-provision earnings);
•	our client relationships continued to grow; and
•	our capital position was strengthened.
Success in achieving our long-term corporate goals depends upon having the right people to build and maintain strong relationships with clients and prospective clients. Yet our recent compensation decisions also reflected the challenges that remain:
•	we did not pay any incentive bonuses to our executive officers in 2009 because performance metrics were not achieved;
•	we did not adjust our executive officer salaries in 2009;
•	we determined that no additional equity grants would be awarded in 2010 to our executive officers as had been previously anticipated; and
•	in lieu of new awards, we converted the performance share awards issued in 2007 and 2008 into time-based vesting awards in order to restore their retention and incentive value while continuing to keep equity as a meaningful portion of overall executive compensation and without further dilution.

We believe that our 2009 compensation reflected the values that our stockholders expect: that superior compensation is only paid when superior performance is achieved; that equity should be used to align the long-term interests of our executives and our stockholders; and that our executive compensation program must enable us to attract, motivate and retain leaders that will allow the Company to perform as economic conditions stabilize.
Although 2009 was a year marked by a challenging economic environment and disappointing earnings results, we continue to believe that our executive compensation program represents an important investment in our future success. We encourage stockholders to carefully review the “Compensation Discussion and Analysis” section of the proxy statement, as well as the compensation tables and related disclosures, for an in-depth discussion and detailed information about the Company’s executive compensation, and to vote “FOR” this proposal.
Vote Required and Effect of Approval
Approval of this proposal requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s 2009 executive compensation is approved.
This stockholder vote is advisory. It will not be binding upon the Board of Directors and will not be construed to create or imply any additional fiduciary duty of the members of the Board of Directors. The Compensation Committee, however, will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL ON 2009 EXECUTIVE COMPENSATION.

PROPOSAL 4. APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF VOTING COMMON STOCK
At the Annual Meeting, there will be submitted to stockholders a proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of shares of voting common stock that the Company is authorized to issue by 90,000,000 shares, from 84,000,000 to 174,000,000. The Board of Directors unanimously approved the amendment on February 25, 2010, subject to stockholder approval. All references to “common stock” in the following description of the proposal refer to the Company’s voting common stock.
As approved by the Board, subject to stockholder approval at the Annual Meeting, the first paragraph of Article Fourth of the Company’s Amended and Restated Certificate of Incorporation, as amended, would be amended to read as follows:
“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred eighty million (180,000,000) consisting of one million (1,000,000) shares of preferred stock, without par value (the “Preferred Stock”), one hundred seventy-four million (174,000,000) shares of voting common stock, without par value (the “Common Stock”) and five million (5,000,000) shares of non-voting common stock, without par value (the “Non-Voting Common Stock”); provided that any increase in the number of shares of Non-Voting Common Stock authorized shall be approved by the holders of a majority of the Non-Voting Common Stock then outstanding. Shares of Non-Voting Common Stock purchased or acquired by the Corporation will be canceled and revert to authorized but unissued shares of Non-Voting Common Stock.”
Purpose of the Amendment
The Amended and Restated Certificate of Incorporation, as amended, currently authorizes the issuance of up to 84,000,000 shares of common stock, 5,000,000 shares of non-voting common stock and 1,000,000 shares of preferred stock. As of the record date, the Company had:
(1) [                    ] shares of common stock outstanding;
(2) [                    ] shares of common stock subject to presently outstanding equity-based awards to current or former directors, officers and employees;
(3) [                    ] shares of common stock available and reserved for future issuance under our incentive compensation plans;
(4) 3,535,916 shares of common stock reserved for issuance to the holders of our outstanding non-voting common stock in the event such holders convert their shares into common stock; and
(5) 645,013 shares of common stock reserved for issuance to the U.S. Department of the Treasury (“U.S. Treasury”) in the event the U.S. Treasury exercises the remaining shares under the warrant we issued in connection with our participation in the TARP Capital Purchase Program.

Accordingly, only approximately [                    ] shares of common stock remain authorized, unissued and available for other corporate purposes. Much of the increase in the number of shares of common stock outstanding as well as shares reserved for issuance is attributable to our recent capital raising activities over the past two years in order to support our growth initiatives, including:
•	public offerings of approximately an aggregate 40 million shares of common stock completed in June 2008, May 2009 and November 2009 that raised, in the aggregate, gross proceeds of approximately $572.7 million; and
•	a $17.1 million private placement of preferred stock in June 2008 and a $12.8 million private placement of non-voting common stock in November 2009, in each case involving securities convertible into our common stock.
In addition, in May 2009, stockholders of the Company approved an amendment to our Amended and Restated Certificate of Incorporation to establish a class of non-voting common stock. The amendment was necessary in order to effect a conversion of shares of our Series A Preferred Stock into shares of non-voting common stock by certain investment funds affiliated with GTCR, our largest stockholder. The amendment had the effect of reducing the total number of shares of common stock authorized and available for issuance because 5,000,000 shares of the 89,000,000 shares of common stock then authorized were re-classified as non-voting common stock.
Reasons for the Amendment
In light of the continuing challenging economic environment generally and for financial institutions specifically, as well as the credit-related challenges the Company has faced over the past year, our business strategy continues to focus on returning to profitability, improving asset quality and careful capital management. Within that strategy and as part of our longer term strategy, however, we will continue to seek to grow and to develop and expand our lending and related financial services businesses. Due to the limited number of common shares available for future issuances, we seek an increase in the authorized number of shares of common stock to ensure we can respond to and take advantage of business opportunities as they arise. Although the Company has no present plans to do so, we may deem it necessary or advisable in the future to raise capital to further capitalize our subsidiary banks, support future growth of the Company or for other business purposes. The Board of Directors also believes it is important to have the flexibility to use common stock or a combination of cash and stock as consideration in potential acquisitions and other strategic corporate transactions, to the extent such opportunities arise. In addition, the Company uses equity-based incentives and awards to attract, retain and motivate valuable employees and may desire to increase shares available for equity compensation in the future as the Company grows, although no equity compensation plans would be implemented without stockholder approval as required. For these reasons, the Board of Directors unanimously approved the proposed increase in the number of authorized shares because it would provide a sufficient, but not an excessive, number of shares available for future issuance in connection with these and other potential business purposes and opportunities.
Our experience has shown that strategic opportunities can arise and develop rapidly, which requires us to be in a position to respond quickly. Approving an increase in the number of authorized shares at this time would avoid the delay and additional expense of obtaining stockholder approval to increase our authorized stock when corporate, growth, capital raising or other strategic opportunities develop (unless stockholder approval is otherwise required for a particular issuance by law or the rules of NASDAQ) or in the case our Board of Directors determines to authorize a stock split or stock dividend.

Effect of the Amendment
If approved, the proposed amendment would increase the unissued and unreserved common stock available for issuance as of the record date from [                    ] to [                    ] shares. The additional shares of authorized, unissued and unreserved common stock could be issued from time to time for any proper purpose without further action of the stockholders, except as required by the Amended and Restated Certificate of Incorporation, applicable law or the listing requirements of NASDAQ.
The ability of the Board of Directors to issue additional shares of common stock without additional stockholder approval may be deemed to have an anti-takeover effect. The amendment, however, is not being proposed in order to prevent a change in control, and is not in response to any present attempt known to the Board to acquire control of the Board of Directors, to obtain representation on the Board of Directors or to take significant action that would affect control of the Company. Although the Company has no such plans, the Company could use the additional shares of common stock to oppose a hostile takeover attempt or to delay or prevent changes of control or changes in or removal of management of the Company. For example, if the amendment is approved, the Board of Directors could strategically issue shares in private placements that could frustrate takeovers or other transactions that do not favor the current Board of Directors and management, even if those transactions are at substantial market premiums and are favored by stockholders of the Company.
Any issuance of additional shares also could have the effect of diluting the earnings per share and book value per share of the outstanding shares of the Company’s common stock as well as stock ownership and voting rights of stockholders, including persons seeking to obtain control of the Company. The Board of Directors does not, however, intend to issue any additional shares of common stock, non-voting common stock or preferred stock except on terms that it deems to be in the best interests of the Company and its stockholders.
Each share of common stock authorized for issuance has the same rights and is identical in all respects with each other share of common stock. Newly authorized shares of common stock will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding. Under Delaware law and the Company’s Amended and Restated Certificate of Incorporation, the terms of the Company’s common stock do not entitle holders to preemptive rights with respect to any shares that the Company may issue in the future; however, certain investment funds affiliated with GTCR that hold shares of the Company’s common stock are contractually entitled to preemptive rights in certain circumstances.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED VOTING COMMON STOCK.

HOUSEHOLDING
The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the Annual Meeting; however, we have been informed that certain intermediaries will household our proxy materials.
If a broker or other nominee holds your shares, this means that:
•	Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you notify Broadridge at (888) 603-5847 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.
•	You can contact us by calling (312) 564-2000 or by writing to PrivateBancorp, Inc., 120 South LaSalle Street, Suite 400, Chicago, IL 60603, Attention: Investor Relations, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.
•	You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.
If you have any questions or need assistance in submitting your proxy, voting your shares or need additional copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Georgeson Inc., at:
Georgeson Inc.
199 Water Street
26th Floor
New York, NY 10038
Banks and brokerage firms, please call collect (212) 440-9800. All other stockholders, please call toll-free (866) 729-6814.
NOTICE OF BUSINESS TO BE CONDUCTED AT AN
ANNUAL MEETING OF STOCKHOLDERS
Pursuant to the Company’s Amended and Restated By-laws, the only business that may be conducted at an annual meeting of stockholders is business brought by or at the direction of the Board of Directors and proper matters submitted in advance by a stockholder. The Amended and Restated By-laws of the Company set forth the advance notice procedures for a stockholder to properly bring business before an annual meeting. To be timely, a stockholder must give the required information to the Corporate Secretary of the Company not less than 120 days prior to the annual meeting date. If the 2011 annual meeting is held on May 26, 2011, the date currently contemplated for the meeting, the deadline for advance notice by a stockholder would be January 26, 2011. In the event the Company publicly announces or discloses that the date of the 2011 Annual Meeting of Stockholders is to be held on any other date, notice by the stockholder will be timely if received not later than 120 days prior to the meeting date; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the meeting date is given or made, notice by the stockholder will be timely if received by the close of business on the tenth (10th) day following the date on which the Company’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made.

The advance notice by a stockholder must include the name and address of the stockholder proposing the business, a brief description of the proposed business, the number of shares of stock of the Company that the stockholder beneficially owns, and any material interest of the stockholder in such business. In the case of nomination to the Board of Directors, certain information regarding the nominee must be provided. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including any matters raised outside of the procedures of Rule 14a-8 under the Securities Exchange Act. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.
STOCKHOLDER PROPOSALS
To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2011 Annual Meeting of Stockholders, a stockholder’s proposal must be received prior to [December      ], 2010, by the Corporate Secretary of the Company at the Company’s executive offices at 120 S. LaSalle Street, Chicago, Illinois 60603. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.
OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING
The Board of Directors knows of no other matter which will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.
Whether or not you intend to be present at the meeting, you are urged to vote by promptly returning your proxy card, or by voting via telephone or through the Internet. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS
Jennifer R. Evans
General Counsel and Secretary

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext           000000000.000000 ext

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 27, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/PVTB • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 - 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Robert F. Coleman	☐	☐	02 - James M. Guyette	☐	☐	03 - Collin E. Roche	☐	☐
	04 - William R. Rybak	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐	3.	Proposal for an advisory (non-binding) vote to approve 2009 executive compensation.	☐	☐	☐

4.	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of voting common stock.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — PrivateBancorp, Inc.
ANNUAL MEETING OF STOCKHOLDERS, MAY 27, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby (i) appoints Jennifer R. Evans and Kevin M. Killips as proxy holder and attorney, with full power of substitution, to appear and vote all of the shares of Common Stock of PrivateBancorp, Inc. that the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of PrivateBancorp, Inc., to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, on Thursday, May 27, 2010, at 9:00 a.m. local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said proxy holders to vote all of the shares of Common Stock of PrivateBancorp, Inc. represented by this proxy as follows, with the understanding that if no directions are given below with respect to any or all of the proposals, said shares will be voted “For” each of the proposals presented for which no such direction is given.
Please Vote, Sign, Date And Return The Proxy Card Promptly Using The Enclosed Envelope.
(Continued and to be signed on reverse side.)